Exhibit 2.1	EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

by and among

SERVICEMAGIC, INC.,

SUNBELT ACQUISITION CORP.,

IMPROVENET, INC.,

and

THE PRINCIPAL STOCKHOLDERS OF IMPROVENET, INC.

SIGNATORY HERETO

JUNE 22, 2005

TABLE OF CONTENTS
ARTICLE I. DEFINITIONS		1
1.1.	Defined Terms	1
1.2.	Terms Defined Elsewhere	7
ARTICLE II. THE MERGER		9
2.1.	The Merger	9
2.2.	Effective Time	9
2.3.	Closing of the Merger	10
2.4.	Effects of the Merger	10
2.5.	Certificate of Incorporation and Bylaws	10
2.6.	Directors	10
2.7.	Officers	10
2.8.	Conversion of Shares; Treatment of Company Options and Warrants	10
2.9.	Escrow Amount	11
2.10.	Distribution of the Closing Amount	14
2.11.	Dissenting Shares	15
2.12.	Withholding Rights	15
2.13.	Principal Stockholder Representative	15
2.14.	Transaction Fees	16
ARTICLE III. CLOSING DELIVERIES		16
3.1.	Deliveries by the Company and the Principal Stockholders at the Closing	16
3.2.	Deliveries by Parent and Merger Sub at the Closing	17
ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE PRINCIPAL STOCKHOLDERS		18
4.1.	Organization of the Company	18
4.2.	Subsidiaries	18
4.3.	Authorization	19
4.4.	Capitalization	19
4.5.	Title to Properties and Assets	20
4.6.	Absence of Certain Activities	20
4.7.	Certain Actions	21
4.8.	Material Contracts	22
4.9.	Compliance with Other Instruments	23
4.10.	SEC Reports and Financial Statements	24
4.11.	Liabilities	24
4.12.	Taxes	25
4.13.	Environmental Matters	28
4.14.	Employee Benefits	29
4.15.	Compliance with Law	31
4.16.	Permits	31
4.17.	Consents and Approvals	31
4.18.	Litigation	31
4.19.	Labor Matters	32
4.20.	Intellectual Property; Software	33
4.21.	Transactions with Certain Persons	40
4.22.	Insurance	40

i

4.23.	Accounts Receivable	40
4.24.	Certain Business Practices	40
4.25.	No Brokers	41
4.26.	Books and Records	41
4.27.	Bank Accounts	41
4.28.	Authorization by Principal Stockholders	41
4.29.	Title to Shares	41
4.30.	Proceedings Regarding Principal Stockholders	41
4.31.	Company Information	42
4.32.	No Existing Discussions	42
4.33.	Fairness Opinion	42
4.34.	State Takeover Laws	42
4.35.	eTechLogix	42
4.36.	Certain Payments	42
4.37.	EtechLogix Software	43
ARTICLE V. REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB		43
5.1.	Organization of Parent and Merger Sub	43
5.2.	Authorization	43
5.3.	Compliance with Other Instruments	43
5.4.	Consents and Approvals	44
ARTICLE VI. COVENANTS OF ALL PARTIES		44
6.1.	Conduct of Business	44
6.2.	Investigation by Parent	46
6.3.	Regulatory Matters	47
6.4.	Notification of Certain Matters	47
6.5.	Public Announcements	48
6.6.	No Solicitation	49
6.7.	Merger Consideration Adjustment	50
6.8.	Confidentiality	51
6.9.	Preparation of the Proxy Statement; Stockholder Approval	51
6.10.	Company SEC Documents	52
6.11.	Matters Pertaining to Company Options and Warrants	52
6.12.	Indemnification of Officers and Directors	52
6.13.	Transition of the Company's Business Pending Closing	53
6.14.	Certain eTechLogix Obligations	53
ARTICLE VII. CONDITIONS TO OBLIGATIONS		54
7.1.	Conditions to Each Party's Obligations to Effect the Merger	54
7.2.	Conditions to the Company's Obligations to Effect the Merger	54
7.3.	Conditions to the Obligations of Parent and Merger Sub to Effect the Merger	55
ARTICLE VIII. TERMINATION		56
8.1.	Termination	56
8.2.	Effect of Termination	58
ARTICLE IX. INDEMNIFICATION		59
9.1.	Survival of Representations	59

9.2.	Indemnification	59
9.3.	Notice of Claims	60
9.4.	Third Person Claims	60
9.5.	Limitation on Indemnity; Payments Out of Escrow Account	61
9.6.	Remedies	62
ARTICLE X. MISCELLANEOUS		62
10.1.	Binding Effect; Assignment	62
10.2.	Notices	63
10.3.	Choice of Law	64
10.4.	Entire Agreement; Amendments and Waivers	64
10.5.	Counterparts	64
10.6.	Severability	64
10.7.	Headings	65
10.8.	Schedules	65
10.9.	No Third Party Beneficiaries	65
10.10.	Specific Performance	65
10.11.	No Strict Construction	65
10.12.	Expenses	65
10.13.	Submission to Jurisdiction; Waivers; Consent to Service of Process	65
10.14.	Waiver of Jury Trial	66

LIST OF EXHIBITS

Exhibit A	Form of Escrow Agreement
Exhibit B	Form of Non-Competition Agreement
Exhibit C	Certificate of Incorporation of Surviving Corporation
Exhibit D	Bylaws of Surviving Corporation
Exhibit E	Form of Letter of Transmittal
Exhibit F	Form of Opinion of Counsel to the Company
Exhibit G	Form of Opinion of Counsel to the Principal Stockholders
Exhibit H	Form of Consulting Agreement
Exhibit I	Form of Opinion of the General Counsel of the Company
Exhibit J	Litigation Accruals

LIST OF SCHEDULES

Schedule 1.1(a)	Excluded EtechLogix Assets
Schedule 1.1(b)	Transferred Company Assets
Schedule 3.1(g)	Amendments to Material Contracts
Schedule 4.2	Subsidiaries
Schedule 4.4(b)	Agreements re: Capitalization
Schedule 4.4(d)	Company Options
Schedule 4.4(e)	Capitalization of Subsidiaries
Schedule 4.5(a)	Assets and Property
Schedule 4.5(c)	Real Property
Schedule 4.6	Absence of Certain Activities
Schedule 4.7	Certain Actions
Schedule 4.7(e)	Changes in GAAP
Schedule 4.8	Contracts
Schedule 4.12(d)	Tax Claims; Extensions
Schedule 4.12(e)	Tax Years
Schedule 4.12(f)	Unpaid Assessments
Schedule 4.12(j)	Tax Group
Schedule 4.12(m)	Foreign Tax Jurisdictions
Schedule 4.14(a)	Benefit Plans
Schedule 4.14(f)	Employment Agreements; Consultant Agreements; Severance Agreements; and Other Arrangements
Schedule 4.16	Permits
Schedule 4.17	Consents and Approvals
Schedule 4.18	Litigation
Schedule 4.19(d)	Labor Matters
Schedule 4.20(b)	Marks
Schedule 4.20(c)	Patents
Schedule 4.20(d)	Copyrights
Schedule 4.20(e)	Actions to Protect Intellectual Property

Schedule 4.20(f)	Ownership of Intellectual Property
Schedule 4.20(h)	Status and Maintenance of Company Registered Intellectual Property
Schedule 4.20(i)	License Agreements
Schedule 4.20(i)(1)	Future License Payments
Schedule 4.20(i)(2)	Licensor Rights under Inbound License Agreements
Schedule 4.20(i)(3)	Outbound License Agreements
Schedule 4.20(l)	Software
Schedule 4.21(a)	Transactions with Certain Company Persons
Schedule 4.21(b)	Transactions with Principal Stockholders
Schedule 4.22	Insurance
Schedule 4.23	Accounts Receivable
Schedule 4.25	Brokers
Schedule 4.27	Bank Accounts
Schedule 4.36	Certain Payments
Schedule 6.12	D&O Policy
Schedule 7.3(c)	Required Consents

v

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (the “Agreement”), dated as of June 22, 2005, is entered into by and among ServiceMagic, Inc., a Delaware corporation (“Parent”), Sunbelt Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”), ImproveNet, Inc., a Delaware corporation (the “Company”), and the Principal Stockholders of the Company signatory hereto (each a “Principal Stockholder” and collectively, the “Principal Stockholders”).

RECITALS

WHEREAS, Parent has formed Merger Sub for the purpose of merging it with and into the Company and acquiring the Company as a wholly-owned subsidiary of Parent.

WHEREAS, the Boards of Directors of each of the Company and Merger Sub have each (i) determined that the Merger (as defined below) is advisable and fair and in the best interests of their respective stockholders and (ii) approved this Agreement and the transactions contemplated hereby, including the Merger upon the terms and subject to the conditions set forth in this Agreement.

WHEREAS, as a condition to the willingness of Parent to enter into this Agreement, Parent has required, among other things, that certain of the Principal Stockholders agree to give Parent an irrevocable proxy to vote their shares in favor of the Merger (as defined below) and, in order to induce Parent to enter into this Agreement, certain of the Principal Stockholders have so agreed with Parent in separate written agreements entered into on the date hereof (the “Voting Agreement”).

AGREEMENT

NOW THEREFORE, in consideration of the respective covenants and promises contained herein and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE I.

DEFINITIONS

1.1. Defined Terms. As used herein, the terms below shall have the following meanings. Any of such terms, unless the context otherwise requires, may be used in the singular or plural, depending upon the reference.

“Affiliate” means, with respect to any Person, any other Person which directly or indirectly controls, is controlled by or is under common control with such Person.

“Ancillary Agreements” means the Escrow Agreement, the Non-Competition Agreements and the Consulting Agreements, substantially in the forms attached hereto as Exhibits A, B and H, respectively.

“Applicable Laws” means, with respect to any Person, any federal, state, local or other statute, law, ordinance, rule, regulation, order, writ, injunction, judgment, award, decree or other requirement of any Governmental Authority existing as of the date of this Agreement or as of the Closing Date applicable to such Person or any of such Person’s property, assets, officers, directors, employees, consultants or agents.

“Business” means the business of the Company, as conducted as of the date of this Agreement, including without limitation the Company’s operation of an online marketplace connecting consumers with businesses providing home improvement, repair, maintenance and other construction services.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.

“Closing Amount” means the Merger Consideration minus the Escrow Amount minus the aggregate exercise price of all Vested In-The-Money Company Options and In-The-Money Warrants outstanding immediately prior to the Effective Time.

“Closing Escrow Exhibit” means the exhibit to be delivered by the Company to Parent at Closing that sets forth each of the Principal Stockholders and their respective share of the Subsequent Merger Consideration, if any.

“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Common Stock” means the common stock, par value $0.001 per share, of the Company.

“Company Option Plans” means, collectively, the Company’s Amended and Restated 1996 Stock Option Plan and the Company’s 1999 Employee Incentive Plan.

“Company Options” means options to purchase Common Stock pursuant to the terms of the Company Option Plans.

“Company Stockholder Approval” means the approval of this Agreement by the holders of a majority of the outstanding shares of Common Stock in accordance with the DGCL and this Agreement.

“Consulting Agreements” means those certain Consulting Agreements entered into as of the date hereof, effective as of the Effective Time, by and between the Company and each of Jeffrey I. Rassas, Homayoon J. Farsi and Naser Ahmad, substantially in the form attached hereto as Exhibit H.

“Default” means (a) any actual breach or default, (b) the occurrence of an event that with the passage of time or the giving of notice or both would constitute a breach or default or (c) the occurrence of an event that, with or without the passage of time or the giving of notice or both, would give rise to a right of termination, renegotiation or acceleration.

“Encumbrance” means any claim, lien, pledge, option, charge, easement, security interest, deed of trust, mortgage, conditional sales agreement, encumbrance or other right of third parties, whether voluntarily incurred or arising by operation of law, and includes, without limitation, any agreement to give any of the foregoing in the future, and any contingent sale or other title retention agreement or lease in the nature thereof.

“Escrow Agent” means The Bank of New York, as escrow agent under the Escrow Agreement.

“Escrow Agreement” means that certain escrow agreement to be entered into at the Closing by and between the Escrow Agent and Parent substantially in the form attached hereto as Exhibit A.

“Escrow Amount” has the meaning set forth in Section 2.9(a).

“eTechLogix” means eTechLogix, Inc., an Arizona corporation and wholly-owned subsidiary of the Company.

“eTechLogix Transaction” means (i) the conversion of the intercompany receivable from eTechLogix on the Company’s Most Recent Balance Sheet into an equity contribution, followed by (ii) the sale of all assets of eTechLogix, other than the excluded assets identified on Schedule 1.1(a), to the Company, with eTechLogix retaining all its Liabilities, in exchange for the assets of the Company identified on Schedule 1.1(b), followed by (iii) the sale by the Company of all of the issued and outstanding stock of eTechLogix to Jeffrey I. Rassas, Homayoon J. Farsi and Naser Ahmad or their designee for a purchase price of $1.

“Executives” means Jeffrey I. Rassas, Homayoon J. Farsi, Naser Ahmad and Jeffrey Perry.

“Final Escrow Expiration Date” means the date that is twenty-one months after the Effective Time.

“Fully-Diluted Closing Common Stock Number” shall mean the number of shares of Common Stock (i) issued and outstanding immediately prior to the Effective Time, (ii) issuable upon exercise of Vested In-The-Money Company Options outstanding immediately prior to the Effective Time and (iii) issuable upon exercise of In-The-Money Warrants outstanding immediately prior to the Effective Time.

“GAAP” means generally accepted United States accounting principles consistently applied over all relevant periods.

“Governmental Authority” means any court, administrative agency, regulatory body, commission or other governmental authority or instrumentality of the United States or any other country or any state, county, municipality or other governmental division of any country.

“Initial Escrow Expiration Date” means the date that is nine months after the Effective Time.

“In-The-Money Warrants” means Warrants with a per share exercise price that is less than the Per Common Equivalent Merger Consideration.

“Knowledge” of the Company means the knowledge of the Executives, which they would have after a reasonable investigation of the surrounding circumstances, whether or not in fact they made such reasonable investigation.

“Knowledge” of the Principal Stockholders means, with respect to Hayjour Family Limited Partnership, Farsi Family Trust and Ahmad Family Trust, as the case may be, the knowledge of Jeffrey Rassas, Homayoon Farsi and Naser Ahmad, respectively, which they would have after a reasonable investigation of the surrounding circumstances, whether or not in fact they made such reasonable investigation.

“Liabilities” means any direct or indirect liability, indebtedness, obligation, commitment, expense, claim, deficiency, guaranty or endorsement of or by any Person of any type, known or unknown, and whether accrued, absolute, contingent, matured, unmatured or other, including, without limitation, “off-balance sheet” Liabilities.

“March 2005 Balance Sheet” means the consolidated balance sheet of the Company and its Subsidiaries included in the Company’s Quarterly Report on Form 10-QSB for the period ended March 31, 2005.

“Material Adverse Effect” will be deemed to occur if any event (whether specific to the applicable party or generally applicable to multiple parties), violation, inaccuracy, circumstance or other matter has, or would reasonably be expected to have or give rise to, a material adverse effect on or material adverse change to (a) the condition (financial or otherwise), business, results of operations, assets, prospects, Liabilities, capitalization, operations or financial performance of the party making the representations and warranties and its Subsidiaries, taken as a whole, or (b) the ability of such party to consummate the transactions contemplated by this Agreement or to perform any of its obligations under this Agreement; provided, however, that in no event shall any of the following be deemed to constitute, nor shall any of the following be taken into account in determining whether there has been or will be, a Material Adverse Effect: any condition, fact, change, or effect relating to or arising from (1) compliance with the terms and conditions of this Agreement including any condition, fact, change or effect expressly contemplated or permitted by this Agreement, including any matter approved by Parent pursuant to this Agreement, (2) the execution, announcement, or consummation of this Agreement and the transactions contemplated hereby, including any impact on relationships, contractual or otherwise, with partners (including, without limitation, joint venture partners, syndication partners and strategic partners), customers, suppliers or employees (including, without limitation, any impact attributable to the actions contemplated by

Section 6.13 hereof); (3) changes in economic or regulatory conditions affecting the industry in which a party or any of its Subsidiaries operates generally or the United States economy generally, (4) changes affecting general worldwide economic or capital market conditions, or (5) an outbreak or escalation of hostilities involving the United States, the declaration by the United States of a national emergency or war, or the occurrence of any acts of terrorism, unless, in the case of (3), (4) and (5), any such event, circumstance or other matter has, or could reasonably be expected to have or give rise to, a materially disproportionate adverse effect on the party making the representation, warranty or covenant and its Subsidiaries, taken as a whole.

“Merger Consideration” shall mean $6,720,000 plus the aggregate exercise price of all Vested In-The-Money Company Options and In-The-Money Warrants outstanding immediately prior to the Effective Time less any Transaction Fees of the Company and the Principal Stockholders in excess of $150,000, as set forth in the Transaction Fee Schedule delivered by the Company to Parent pursuant to Section 2.14 less the Excess D&O Policy Amount.

“Non-Competition Agreements” means those certain Non-Competition and Non-Solicitation Agreements to be entered into as of the date hereof, effective as of the Effective Time, by and between Parent and each of the Executives (other than Jeffrey Perry), substantially in the form attached hereto as Exhibit B.

“Order” means any judgment, decision, consent decree, injunction, ruling, order, award, writ, subpoena or verdict of any federal, state or local court, Governmental Authority or arbitrator.

“Ordinary Course of Business” or “Ordinary Course” or any similar phrase means the ordinary course of the Business, consistent with the past practice of the Company.

“Parent Transaction Expenses” means all fees and expenses incurred by Parent in connection with this Agreement and the transactions contemplated hereby, including, without limitation, all attorneys’ fees and expenses, accountants; fees and expenses and fees and expenses of other agents and representatives, in an amount not to exceed $200,000.

“Participating Rights Holders” means those persons (other than the holders of Company Dissenting Shares) who, immediately prior to the Effective Time, were holders of Common Stock, Company Options or Warrants and whose interests therein, as the result of the Merger, are converted into rights to receive a portion of the Merger Consideration.

“Paying Agent” means The Bank of New York, as paying agent under the Paying Agent Agreement.

“Paying Agent Agreement” means the Paying Agent Agreement to be entered into as of the Closing Date between Parent and the Paying Agent pursuant to which the Stockholders shall receive consideration for their shares of capital stock of the Company that are surrendered in accordance with this Agreement and the Paying Agent Agreement.

“Per Common Equivalent Merger Consideration” means the amount equal to (x) the Merger Consideration divided by (y) the Fully-Diluted Closing Common Stock Number.

“Permits” means all licenses, permits, franchises, approvals, authorizations, consents or orders of, or filings with, any Governmental Authority, whether foreign, federal, state or local, or any other Person, necessary for the past, present or anticipated conduct of, or relating to the operation of the Business.

“Permitted Encumbrances” means (a) liens, taxes, assessments and other governmental charges not yet due and payable, (b) statutory, mechanics’, laborers’ and materialmen liens arising in the Ordinary Course of Business for sums not yet due, (c) statutory and contractual landlord liens under leases pursuant to which the Company is a lessee and not in default, (d) with regard to real property, any and all matters of record in the jurisdiction where the real property is located including, without limitation, restrictions, reservations, covenants, conditions, oil and gas leases, mineral severances and liens and (e) with regard to real property, any easements, rights-of-way, building or use restrictions, prescriptive rights, encroachments, protrusions, rights and party walls, and liens for taxes, assessments, and other governmental charges not yet due.

“Person” means any person or entity, whether an individual, trustee, corporation, partnership, limited partnership, limited liability company, trust, unincorporated organization, business association, firm, joint venture or Governmental Authority.

“Principal Stockholders” has the meaning set forth in the introductory paragraph to this Agreement.

“Regulations” means any laws, statutes, ordinances, regulations, rules, notice requirements, court decisions, agency guidelines, principles of law and orders of any foreign, federal, state or local government and any other Governmental Authority, and including, without limitation, banking, consumer protection, mortgage broker licensing, environmental, energy and public utility laws and regulations, health codes, occupational safety and health regulations and laws respecting employment practices, employee documentation, terms and conditions of employment and wages and hours.

“Second Escrow Expiration Date” means the date that is fifteen months after the Effective Time.

“Stockholders” means the stockholders of the Company.

“Subsequent Merger Consideration” means the initial Escrow Amount pursuant to Section 2.9(a), as such amount may be reduced through distributions of the Escrow Amount pursuant to Sections 2.9(b), 2.9(c), 2.9(d), 2.9(e), 9.2(a) and 9.5(c), or increased by virtue of interest or other income earned from the investment of the Escrow Amount pursuant to Section 2.9(a).

“Subsidiary” means (a) any corporation in an unbroken chain of corporations beginning with the Company if each of the corporations other than the last corporation in the unbroken chain then owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain, (b) any partnership in which the Company is a general partner or (c) any limited liability company, partnership or other entity in which the Company possesses a 50% or greater interest in the total capital or total income of such limited liability company, partnership or other entity.

“Superior Proposal” means an unsolicited, bona fide written offer made by a third party to consummate any of the following transactions: (a) a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company pursuant to which the Stockholders immediately preceding such transaction hold less than fifty percent (50%) of the equity interest in the surviving or resulting entity of such transaction; (b) a sale or other disposition by the Company of all or substantially all of its assets, or (c) the acquisition by any person or group (including by way of a tender offer or an exchange offer or issuance by the Company), directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of shares representing in excess of fifty percent (50%) of the voting power of the then outstanding shares of capital stock of the Company, in each case on terms (1) that the Company’s Board of Directors determines in good faith would be more favorable to the Stockholders, from a financial point of view, than the Merger, (2) that are reasonably capable of being consummated (taking into account all legal, financial, regulatory and other aspects of such proposal and the Person making such proposal), (3) for which financing, to the extent required by the party making such offer, is then fully committed, and (4) that would be reasonably likely of being fully negotiated and evidenced by the execution of definitive agreements between the Company and the Person or group making such offer within the 10 Business Day period following the first day on which the Company may conduct negotiations with such Person.

“Takeover Proposal” means any proposal for a merger, tender offer or other business combination involving the Company or any of its Subsidiaries or any proposal or offer to acquire in any manner, directly or indirectly, (i) all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, or (ii) a majority equity interest in, or any voting securities representing at least a majority of the voting interests of, the Company or any of its Subsidiaries, in each case other than the transactions contemplated by this Agreement.

“Transaction Fees” means fees and expenses of the Company incident to this Agreement and the transactions contemplated hereby, including legal and accounting fees, investment banking fees, fees and points to any lender, fees and expenses related to the procurement of the opinion referred to in Section 4.33 hereof, consulting fees and related disbursements in connection with any of the foregoing.

“Vested In-The-Money Company Options” means Vested Company Options with a per share exercise price that is less than the Per Common Equivalent Merger Consideration.

“Vested Company Options” means Company Options that are immediately exercisable for shares of Common Stock, including those Company Options that by their terms accelerate and become immediately exercisable as a result of the Merger.

“Warrants” means the warrants for Common Stock set forth on Schedule 4.4(b) attached hereto.

1.2. Terms Defined Elsewhere. The following is a list of additional terms used in this Agreement and a reference to the Section hereof in which such term is defined:
Term	Section
20-20 Purchase Agreement	4.37
Agreement	Preamble
Benefit Plan(s)	Section 4.14(a)
CERCLA	Section 4.13
Claim Notice	Section 9.3(a)
Closing	Section 2.3
Closing Date	Section 2.3
Company	Preamble
Company Dissenting Shares	Section 2.11
Company Marks	Section 4.20(b)
Company Patents	Section 4.20(c)
Company Registered Copyrights	Section 4.20(d)
Company Registered IP	Section 4.20(g)
Company SEC Reports	Section 4.10(a)
Company Software	Section 4.20(l)
Company Stockholder Meeting	Section 6.9(d)
Copyrights	Section 4.20(a)
Covered Matter	Section 9.2(a)
Covered Party	Section 9.2(a)
D&O Insurance	Section 6.12(a)
Damages	Section 9.2(a)
Principal Stockholder Representative	Section 2.13(a)
DGCL	Section 2.1
Dispute Notice	Section 9.3(b)
Effective Time	Section 2.2
Employee Loans	Section 4.8(a)
ERISA	Section 4.14(a)
ERISA Affiliate	Section 4.14(a)
Escrow Account	Section 2.9(a)
Escrow Earnings	Section 2.9(a)
Excess D&O Policy Amount	Section 6.12(a)
Exchange Act	Section 4.10(a)
Final Aggregate Outstanding Claims	Section 2.9(d)
Final Retained Escrow Amount	Section 2.9(d)
Financial Statement	Section 4.10(b)
Hazardous Materials	Section 4.13
Inbound License Agreements	Section 4.20(i)
Initial Aggregate Outstanding Claims	Section 2.9(b)
Initial Retained Escrow Amount	Section 2.9(b)
Intellectual Property	Section 4.20(a)
IRS	Section 4.14(d)
Kinderhook	Section 2.9(a)
Marks	Section 4.20(a)

Material Contracts	Section 4.8(a)
Merger	Section 2.1
Merger Certificate	Section 2.2
Merger Sub	Preamble
Most Recent Balance Sheet	Section 4.10(c)
Outside Date	Section 8.1(b)
Parent	Preamble
Patents	Section 4.20(a)
Personal Element	Section 4.20(p)(v)
Principal Stockholder Representative	Section 2.13
Privacy Policies	Section 4.20(p)(i)
Proceeding	Section 4.18
Pro Rata Portion	Section 9.5(d)
Proxy Statement	Section 4.17
Real Property	Section 4.5(c)
SEC	Section 4.10(a)
Securities Act	Section 4.10(a)
Software	Section 4.20(l)
Subsequent Aggregate Outstanding Claims	Section 2.9(c)
Subsequent Retained Escrow Amount	Section 2.9(c)
Surviving Corporation	Section 2.1
Tax(es)	Section 4.12(a)(i)
Tax Return	Section 4.12(a)(ii)
Taxable	Section 4.12(a)(i)
Termination Fee	Section 8.2(b)
Threshold Amount	Section 9.5(a)
Trade Secrets	Section 4.20(a)
Transaction Fee Schedule	Section 2.14
Unaccrued Litigation and Consumer Complaints	Section 4.36
User Data	Section 4.20(p)(v)
Unique Identifying Number	Section 4.20(p)(v)
Voting Agreement	Recitals

ARTICLE II.

THE MERGER

2.1. The Merger. At the Effective Time (as defined below) and upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), Merger Sub shall be merged with and into the Company (the “Merger”). Following the Merger, the Company shall continue as the surviving corporation (the “Surviving Corporation”) and the separate corporate existence of Merger Sub shall cease.

2.2. Effective Time. Subject to the terms and conditions set forth in this Agreement, on the Closing Date (as defined below), a certificate of merger, in proper form and mutually acceptable to the parties (the “Merger Certificate”), shall be duly executed and acknowledged by the Company and thereafter delivered to the Secretary of State of the State of Delaware for filing pursuant to the DGCL. The Merger shall become effective at such time as a properly executed copy of the Merger Certificate is duly filed with the Secretary of State in accordance with the DGCL or such later time as Parent and the Company may agree upon and as set forth in the Merger Certificate (the time the Merger becomes effective being referred to herein as the “Effective Time”).

2.3. Closing of the Merger. The closing of the transactions contemplated hereby (the “Closing”) will take place at the offices of Gibson, Dunn & Crutcher LLP at 333 South Grand Avenue, Los Angeles, California 90071. The Closing shall occur no later than five Business Days after the date on which the last of the conditions to Closing set forth in Article VII have been satisfied or waived by the party or parties entitled to waive the same, or such later date as to which the parties may agree (the “Closing Date”). The parties hereto shall use their commercially reasonable efforts to cause the Closing Date to occur as promptly as practicable.

2.4. Effects of the Merger. From and after the Effective Time, the Surviving Corporation shall possess all the property, rights, privileges, immunities, powers and franchises and be subject to all of the debts, liabilities, obligations, restrictions, disabilities and duties of the Company and Merger Sub, all as provided under the DGCL.

2.5. Certificate of Incorporation and Bylaws. At the Effective Time, the Certificate of Incorporation of the Company shall be amended to read as set forth in Exhibit C, attached hereto, and, as so amended, shall be the Certificate of Incorporation of the Surviving Corporation until amended in accordance with Applicable Law. The bylaws of the Company shall be amended to read as set forth in Exhibit D, attached hereto, and shall be the bylaws of the Surviving Corporation until amended in accordance with Applicable Law.

2.6. Directors. The directors of Merger Sub at the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and bylaws of the Surviving Corporation until such director’s successor is duly elected or appointed and qualified.

2.7. Officers. The officers of Merger Sub at the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and bylaws of the Surviving Corporation until such officer’s successor is duly elected or appointed and qualified.

2.8. Conversion of Shares; Treatment of Company Options and Warrants.

(a) At the Effective Time, each share of Common Stock issued and outstanding immediately prior to the Effective Time (other than (1) any Company Dissenting Shares, (2) any shares of Common Stock held directly or indirectly by the Company and (3) any shares of Common Stock held directly or indirectly by Parent or Merger Sub) will be converted into the right to receive an amount in cash equal to the Per Common Equivalent Merger Consideration, provided that a portion of such amount in respect of shares of Common Stock held by the Principal Stockholders shall be delivered into the Escrow Account (as defined below) in accordance with Section 2.9.

(b) At the Effective Time, each of the 100 outstanding shares of the common stock, no par value, of Merger Sub shall be converted into one share of common stock, $0.01 par value, of the Surviving Corporation.

(c) At the Effective Time, each share of Common Stock held in the treasury of the Company or owned by the Company, Parent or Merger Sub immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holder thereof, be canceled and extinguished and no payment shall be made with respect thereto.

(d) At the Effective Time, each Vested In-The-Money Company Option shall be cancelled and converted into the right to receive, in respect of each share of Common Stock subject to such Vested In-The-Money Company Option, an amount equal to the Per Common Equivalent Merger Consideration minus the exercise price with respect to such share, provided that a portion of such amount in respect of Vested In-The-Money Company Options held by the Principal Stockholders shall be delivered into the Escrow Account (as defined below) in accordance with Section 2.9.

(e) At the Effective Time, each In-The-Money Warrant shall be cancelled and converted into the right to receive, in respect of each share of Common Stock subject to such In-The-Money Warrant, an amount equal to the Per Common Equivalent Merger Consideration minus the exercise price with respect to such share, provided that a portion of such amount in respect of In-The-Money Warrants held by the Principal Stockholders shall be delivered into the Escrow Account (as defined below) in accordance with Section 2.9.

(f) At the Effective Time, all Company Options and Warrants that are not Vested In-The-Money Company Options or In-The-Money Warrants, as the case may be, shall be automatically terminated and cancelled in accordance with the terms of the Company Option Plan or applicable warrant agreement, as the case may be, and without any action on the part of Parent, Merger Sub, the Company or the holder thereof, with no payment made with respect thereto.

2.9. Escrow Amount.

(a) Escrow Amount. At the Closing, Parent shall deliver an amount in cash equal to $672,000, with such amount to be contributed by the Principal Stockholders in accordance with their respective Pro Rata Portions (as defined below) by reducing the aggregate amounts payable to each of the Principal Stockholders pursuant to Section 2.8 hereof in respect to their shares of Common Stock, Vested In-The-Money Company Options and In-The-Money Warrants (as such amount may be increased or decreased from time to time in accordance with the terms of this Agreement and the Escrow Agreement, the “Escrow Amount”), to an escrow account (the “Escrow Account”) to be established by Parent with the Escrow Agent to be held by the Escrow Agent, pursuant to the terms of the Escrow Agreement, to serve as a source of payment and remedy for any claim for Damages for which any Covered Party is entitled to recovery pursuant to Article IX and to provide for the payment of the Subsequent Merger Consideration, if any. Any fees and expenses of the Escrow Agent shall be paid by Parent. During the period in which the Escrow Amount is retained in the Escrow Account, all interest or other income earned from the investment of the Escrow Amount (the “Escrow Earnings”) shall be retained in the Escrow Account as additional Escrow Amount.

(b) Initial Release of Escrow Amount. Promptly following the Initial Escrow Expiration Date, the Escrow Agent shall distribute to the Principal Stockholders, in accordance with the percentage amounts of Subsequent Merger Consideration to which each Principal Stockholder is entitled under this Agreement and the Escrow Agreement as set forth on the Closing Escrow Exhibit (provided, however, that Kinderhook Partners, LP (“Kinderhook”) shall receive its entire entitlement of Subsequent Merger Consideration prior to, and in preference of, any payments to the other Principal Stockholders), the Escrow Amount then remaining in the Escrow Account minus an amount equal to (i) $448,000 plus (ii) the aggregate dollar amount of claims for Damages made by all Covered Parties pursuant to Section 9.2 hereof for Covered Matters (the “Initial Aggregate Outstanding Claims”) which are then outstanding and unresolved (such amount of the retained Escrow Amount, as it may be further reduced after the Initial Escrow Expiration Date and prior to the Second Escrow Expiration Date by distributions to Principal Stockholders as set forth below and recoveries by Covered Parties pursuant to Section 9.2(a) hereof and the Escrow Agreement, the “Initial Retained Escrow Amount”). For purposes of clarification, in the event that the sum of the amounts set forth in (i) and (ii) above exceeds the remaining Escrow Amount, all the remaining Escrow Amount shall be retained in the Escrow Account as the Initial Retained Escrow Amount. In the event and to the extent that after the Initial Escrow Expiration Date, and before the Second Escrow Expiration Date any outstanding claim made by any Covered Party pursuant to Section 9.2 hereof for a Covered Matter is resolved against such Covered Party, the Escrow Agent shall distribute to the Principal Stockholders, pro rata in accordance with the percentage amounts of Subsequent Merger Consideration to which each Principal Stockholder is entitled under this Agreement and the Escrow Agreement, as set forth on the Closing Escrow Exhibit, an aggregate amount of the Initial Retained Escrow Amount equal to the amount of the outstanding claim resolved against such Covered Party; provided, however, that such distribution shall only be made to the extent that the Initial Retained Escrow Amount remaining after such distribution is greater than the sum of $448,000 and an amount that is sufficient to cover the amount of the Initial Aggregate Outstanding Claims that are still unresolved at such time. In the event and to the extent that, after the Initial Escrow Expiration Date and before the Second Escrow Expiration Date, any outstanding claim made by any Covered Party pursuant to Section 9.2 hereof for a Covered Matter is resolved in favor of such Covered Party, such Covered Party shall be entitled to recover pursuant to Section 9.2(a) hereof an amount from the Initial Retained Escrow Amount equal to the amount of the outstanding claim resolved in favor of such Covered Party.

(c) Second Release of Escrow Amount. Promptly following the Second Escrow Expiration Date, the Escrow Agent shall distribute to the Principal Stockholders, in accordance with the percentage amounts of Subsequent Merger Consideration to which each Principal Stockholder is entitled under this Agreement and the Escrow Agreement as set forth on the Closing Escrow Exhibit, the Escrow Amount then remaining in the Escrow Account minus an amount equal to (i) $224,000 plus (ii) the aggregate dollar amount of claims for Damages made by all Covered Parties pursuant to Section 9.2 hereof for Covered Matters (the

“Subsequent Aggregate Outstanding Claims”) which are then outstanding and unresolved (such amount of the retained Escrow Amount, as it may be further reduced after the Second Escrow Expiration Date and prior to the Final Escrow Expiration Date by distributions to Principal Stockholders as set forth below and recoveries by Covered Parties pursuant to Section 9.2(a) hereof and the Escrow Agreement, the “Subsequent Retained Escrow Amount”). For purposes of clarification, in the event that the sum of the amounts set forth in (i) and (ii) above exceeds the remaining Escrow Amount, all the remaining Escrow Amount shall be retained in the Escrow Account as the Subsequent Retained Escrow Amount. In the event and to the extent that after the Second Escrow Expiration Date, and before the Final Escrow Expiration Date any outstanding claim made by any Covered Party pursuant to Section 9.2 hereof for a Covered Matter is resolved against such Covered Party, the Escrow Agent shall distribute to the Principal Stockholders, pro rata in accordance with the percentage amounts of Subsequent Merger Consideration to which each Principal Stockholder is entitled under this Agreement and the Escrow Agreement, as set forth on the Closing Escrow Exhibit, an aggregate amount of the Subsequent Retained Escrow Amount equal to the amount of the outstanding claim resolved against such Covered Party; provided, however, that such distribution shall only be made to the extent that the Subsequent Retained Escrow Amount remaining after such distribution is greater than the sum of $224,000 and an amount that is sufficient to cover the amount of the Subsequent Aggregate Outstanding Claims that are still unresolved at such time. In the event and to the extent that, after the Second Escrow Expiration Date and before the Final Escrow Expiration Date, any outstanding claim made by any Covered Party pursuant to Section 9.2 hereof for a Covered Matter is resolved in favor of such Covered Party, such Covered Party shall be entitled to recover pursuant to Section 9.2(a) hereof an amount from the Subsequent Retained Escrow Amount equal to the amount of the outstanding claim resolved in favor of such Covered Party.

(d) Final Release of Escrow Amount. Promptly following the Final Escrow Expiration Date, the Escrow Agent shall distribute to the Principal Stockholders, in accordance with the percentage amounts of Subsequent Merger Consideration to which each Principal Stockholder is entitled under this Agreement and the Escrow Agreement as set forth on the Closing Escrow Exhibit, the Escrow Amount then remaining in the Escrow Account minus an amount equal to the aggregate dollar amount of claims for Damages made by all Covered Parties pursuant to Section 9.2 hereof for Covered Matters (the “Final Aggregate Outstanding Claims”) which are then outstanding and unresolved (such amount of the retained Escrow Amount, as it may be further reduced after the Final Escrow Expiration Date by distributions to Principal Stockholders as set forth below and recoveries by Covered Parties pursuant to Section 9.2(a) hereof and the Escrow Agreement, the “Final Retained Escrow Amount”). For purposes of clarification, in the event that the amount of Final Aggregate Outstanding Claims exceeds the remaining Escrow Amount, all the remaining Escrow Amount shall be retained in the Escrow Account as the Final Retained Escrow Amount. In the event and to the extent that after the Final Escrow Expiration Date any outstanding claim made by any Covered Party pursuant to Section 9.2 hereof for a Covered Matter is resolved against such Covered Party, the Escrow Agent shall distribute to the Principal Stockholders, pro rata in accordance with the percentage amounts of Subsequent Merger Consideration to which each Principal Stockholder is entitled under this Agreement and the Escrow Agreement, as set forth on the Closing Escrow Exhibit, an aggregate amount of the Final Retained Escrow Amount equal to the amount of the outstanding claim resolved against such Covered Party; provided, however, that such distribution shall only be made to the extent that the Final Retained Escrow Amount remaining after such distribution would be sufficient to cover the amount of the Final Aggregate Outstanding Claims that are still unresolved at such time. In the event and to the extent that, after the Final Escrow Expiration Date any outstanding claim made by any Covered Party pursuant to Section 9.2 hereof for a Covered Matter is resolved in favor of such Covered Party, such Covered Party shall be entitled to recover pursuant to Section 9.2(a) hereof an amount from the Final Retained Escrow Amount equal to the amount of the outstanding claim resolved in favor of such Covered Party.

2.10. Distribution of the Closing Amount.

(a) At the Closing, Parent shall deliver to the Paying Agent the Closing Amount and the Paying Agent shall, at or as soon as reasonably practicable after the Effective Time and subject to the provisions of the Paying Agent Agreement and this Agreement, pay and distribute to each Participating Rights Holder the portion of the Closing Amount to which such holder is entitled pursuant to Section 2.8 (subject to Section 2.9 with respect to the Principal Stockholders).

(b) Each holder of shares of Common Stock that have been converted into a right to receive a portion of the Closing Amount, upon surrender to the Paying Agent of a certificate or certificates formerly representing such shares of Common Stock, together with a properly completed letter of transmittal covering such shares of Common Stock substantially in the form attached hereto as Exhibit E, will be entitled to receive from the Paying Agent payment of the portion of the Closing Amount to which such stockholder is entitled pursuant to and in accordance with the terms of the Paying Agent Agreement in respect of the number of shares of Common Stock represented by such certificate or certificates, as the case may be. Each certificate that is surrendered pursuant to this Section 2.10(b) shall forthwith be canceled. Until so surrendered and except as otherwise set forth in Section 2.11, each such certificate shall, after the Effective Time, represent for all purposes, only the right to receive the applicable portion of the Merger Consideration. No interest will be paid or will accrue on such portion of the Merger Consideration.

(c) After the Effective Time, there shall be no further registration of transfers of shares of Common Stock. If, after the Effective Time, certificates formerly representing shares of Common Stock are presented to the Surviving Corporation, they shall be canceled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this Article II.

(d) In the event that any certificate evidencing shares of Common Stock shall have been lost, stolen or destroyed, Parent shall pay in exchange therefor, upon making of an affidavit of that fact by the holder thereof, a portion of the Closing Amount due in respect of such shares of Common Stock that is payable pursuant to this Agreement; provided, however, that Parent may, in its discretion and as a condition precedent to the issuance thereof, require the delivery of a suitable bond or indemnity agreement by the owner of such lost, stolen or destroyed certificate.

(e) Neither Parent nor the Surviving Corporation shall be liable to any holder of shares of Common Stock for any portion of the Merger Consideration delivered to a public official pursuant to any applicable abandoned property escheat or similar law. On the one-year anniversary of the Closing Date the Paying Agent shall return to Parent all unclaimed money then held by it pursuant to the Paying Agent Agreement.

(f) Two Business Days before the Closing Date the Company shall deliver to Parent a schedule setting forth the then outstanding number of shares of Common Stock, Vested In-The-Money Company Options and In-The-Money Warrants, and shall on the Closing Date provide an update of such schedule through the Effective Time.

2.11. Dissenting Shares. Any holder of shares of Common Stock issued and outstanding immediately prior to the Effective Time with respect to which appraisal and/or dissenter’s rights, if any, are available by reason of the Merger pursuant to Section 262 of the DGCL (“Company Dissenting Shares”) shall not be entitled to receive any portion of the Merger Consideration pursuant to Section 2.8, unless such holder fails to perfect, effectively withdraws or loses its appraisal rights and/or rights to dissent from the Merger under the DGCL. Such holder shall be entitled to receive only such rights as are granted under Section 262 of the DGCL. If any such holder fails to perfect, effectively withdraws or loses such appraisal and/or dissenter’s rights under the DGCL, such Company Dissenting Shares shall thereupon be deemed to have been converted as of the Effective Time into the right to receive that portion of the Merger Consideration due pursuant to the provisions of Section 2.8. Any payments made with respect to Company Dissenting Shares shall be made solely by the Surviving Corporation, and no funds or other property have been or shall be provided by Parent, Merger Sub or any of Parent’s Affiliates for such payment.

2.12. Withholding Rights.  Parent shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of United States federal, state or local, or any foreign, tax law. To the extent that amounts are so withheld or paid over to or deposited with the relevant Governmental Authority by Parent, such amounts shall be treated for all purposes of this Agreement as having been paid to the applicable holders of shares of Common Stock, Warrants and Vested Company Options in respect of which Parent made such deduction and withholding.

2.13. Principal Stockholder Representative.

(a) Appointment of Principal Stockholder Representative. Each of the Principal Stockholders hereby constitutes and appoints Homayoon Farsi (who, by his signature on the signature pages to this Agreement, consents to and accepts this appointment) or his successors or replacements, as determined by the Principal Stockholders holding a majority of the shares of Common Stock held by all Principal Stockholders immediately prior to the Effective Time, as the agent and attorney-in-fact (the “Principal Stockholder Representative”) of the Principal Stockholders to act as their representative under this Agreement in accordance with the terms of this Section 2.13. In the event of the resignation, removal, death or incapacity of the Principal Stockholder Representative, a successor shall thereafter be appointed by an instrument in writing signed by such successor Principal Stockholder Representative and by the holders of a majority of the shares of Common Stock held by the Principal Stockholders immediately prior to the Effective Time, and such appointment shall become effective as to any such successor when a copy of such instrument shall have been delivered to Parent. The

Principal Stockholder Representative may be removed by action of the holders of a majority of the shares of Common Stock held by the Principal Stockholders immediately prior to the Effective Time, and such removal shall become effective as to any such successor when a copy of such instrument shall have been delivered to Parent.

(b) Reimbursement of Expenses. Parent and the Company shall have no obligation to reimburse the Principal Stockholder Representative for any expenses incurred in connection with the performance of his, her or its duties hereunder.

2.14. Transaction Fees. No later than five (5) Business Days prior to the Closing Date, the Company will provide to Parent an itemized and complete schedule of the Transaction Fees of the Company and, to the extent agreed or required to be paid by the Company, the Principal Stockholders, which schedule shall include and specifically identify such reserves as the Company determines in good faith to be appropriate for any Transaction Fees that are not then known or determinable (the “Transaction Fee Schedule”). The Merger Consideration shall be reduced in accordance with its definition in Section 1.1 by the amount of the Transaction Fees set forth on the Transaction Fee Schedule that are in excess of $150,000 to the extent such Transaction Fees remain accrued but unpaid as of the Closing Date. If total Transaction Fees are in excess of $150,000, then in the event that any Transaction Fees of the Company are determined to exist after the Closing Date which were not paid or accrued by the Company prior to the Closing Date, Parent may, at its election, seek recovery thereof from the Principal Stockholders through the Escrow Account. In no event will Parent, Merger Sub or the Surviving Corporation be responsible for payment of Transaction Fees of the Company in excess of the amounts paid or accrued by the Company and the Principal Stockholders as set forth in the Transaction Fee Schedule if total Transaction Fees are in excess of $150,000.

ARTICLE III.

CLOSING DELIVERIES

3.1. Deliveries by the Company and the Principal Stockholders at the Closing. At the Closing, the Company and the Principal Stockholders, as the case may be, shall deliver, or cause to be delivered:

(a) the written opinions of Snell & Wilmer, L.L.P. and Jeffrey Perry, counsel for the Company and General Counsel of the Company, respectively, dated as of the Closing Date, substantially in the forms attached hereto as Exhibits F and I, respectively;

(b) the written opinions of counsel for each of the Principal Stockholders, dated as of the Closing Date, substantially in the form attached hereto as Exhibit G;

(c) certified organizational documents and certificates of good standing (i) issued by the Secretary of State of the State of Delaware for the Company, (ii) issued by the states in which the Company is qualified to do business as a foreign corporation, and (iii) issued by the state of organization for each Subsidiary, dated not more than five Business Days prior to the Closing Date with a bring-down good standing certificate dated as of the Closing Date (or verbal confirmation);

(d) a certificate, dated as of the Closing Date and signed by the Company’s President or Vice President, as to the fulfillment of the conditions set forth in Section 7.3;

(e) a certificate executed by the Secretary of the Company, dated as of the Closing Date, certifying resolutions adopted by the Company’s board of directors and stockholders relating to the transactions contemplated by this Agreement and the Ancillary Agreements;

(f) copies of all third party and governmental consents, approvals and filings required in connection with the consummation of the transactions hereunder;

(g) Amendments, acceptable to Parent, to the Material Contracts set forth on Schedule 3.1(g);

(h) copies of the Company’s form “At Will Employment Agreement and Restrictive Covenant” executed by each current employee of the Company or its Subsidiaries who has not executed such agreement as of the date hereof;

(i) evidence reasonably satisfactory to Parent that each officer and director of the Company has resigned from such positions effective as of the Effective Time;

(j) to the extent not received on or prior to the date hereof, documentation evidencing the transfer and assignment to the Company of the ownership rights (including all intellectual property rights) in any Software (including enhancements made to the Company Software) or other works of authorship or Intellectual Property developed or modified by eTechLogix Systems India Pvt Limited that is being used or in the past has been used by the Company (including without limitation documentation evidencing that, prior to such transfer and assignment, eTechLogix Systems India Pvt Limited obtained all such assignments or other documents necessary to vest in eTechLogix Systems India Pvt Limited exclusive ownership of all Software, works of authorship, and Intellectual Property created or developed by its employees or contractors), in form and substance reasonably satisfactory to Parent;

(k) a copy of the Escrow Agreement, dated as of the Closing Date, executed by the Principal Stockholder Representative;

(l) evidence reasonably satisfactory to Parent that the Company’s indemnification arrangements with its executive officers in respect of their use of personal credit cards on behalf of the Company have been terminated as of the Closing Date and that all obligations to such executive officers arising thereunder have been paid or satisfied on or prior to the Closing Date;

(m) evidence reasonably satisfactory to Parent that the Company’s Board of Directors has taken necessary actions to authorize or ratify the current number of directors, the classification of the directors in accordance with the Company’s bylaws and issuances of securities, warrants and options of the Company; and

(n) such other documents and items as Parent may reasonably request.

3.2. Deliveries by Parent and Merger Sub at the Closing. At the Closing, Parent and Merger Sub shall deliver, or cause to be delivered:

(a) the Closing Amount to the Paying Agent to be distributed pursuant to Section 2.10;

(b) the Escrow Amount to the Escrow Agent pursuant to Section 2.9(a);

(c) a certificate, dated as of the Closing Date and signed by an officer of Parent, as to the fulfillment of the conditions set forth in Section 7.2;

(d) a copy of the Escrow Agreement, dated as of the Closing Date, executed by Parent and the Escrow Agent; and

(e) such other documents and items as the Company may reasonably request.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE PRINCIPAL STOCKHOLDERS

As a material inducement to Parent and Merger Sub to enter into this Agreement, except as disclosed in the disclosure Schedules delivered to Parent and Merger Sub by the Company concurrently herewith (each section of which qualifies only the representation in the correspondingly numbered Section of this Agreement) and except as provided herein, the Company and the Principal Stockholders (excluding Kinderhook), jointly and severally (except as to Sections 4.28, 4.29 and 4.30, which each Principal Stockholder (including Kinderhook) makes severally as to such Principal Stockholder), hereby represent and warrant to Parent and Merger Sub, which representations and warranties are true, correct and complete, that:

4.1. Organization of the Company. The Company is duly organized and validly existing under the laws of the state of Delaware with full corporate power and corporate authority to conduct the Business as it is presently being conducted, to own or lease, as applicable, its assets and properties, and to perform all its obligations under its Material Contracts (as defined below). The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary, except where the failure to be so qualified or in good standing would not have a Material Adverse Effect on the Company. Copies of the certificate of incorporation and bylaws of the Company, and all amendments thereto, have heretofore been delivered to Parent and are accurate and complete as of the date hereof.

4.2. Subsidiaries. Except as set forth on Schedule 4.2, the Company does not own or control, directly or indirectly, any interest in any other corporation, partnership, trust, joint venture, association, or other entity. Each Subsidiary of the Company: (i) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; (ii) is duly qualified to do business and in good standing as a foreign corporation in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified, except for any failure to be so qualified that would not reasonably be expected to be material; and (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted. Copies of the organizational documents of each Subsidiary of the Company, and all amendments thereto, have heretofore been delivered to Parent and are accurate and complete as of the date hereof.

4.3. Authorization. The Company has all requisite power and authority, and has taken all action necessary, to execute, deliver and perform this Agreement and the Ancillary Agreements to which it is a party, to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and the Ancillary Agreements to which it is a party by the Company and the consummation by the Company of the transactions contemplated hereby and thereby have been duly approved by the board of directors of the Company. Other than the Company Stockholder Approval, no other proceeding on the part of the Company or the stockholders of the Company is necessary to authorize this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by the Company and is, and, upon execution and delivery of the Ancillary Agreements, this Agreement and the Ancillary Agreements to which the Company is party will be, the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting creditors’ rights generally and except insofar as the availability of equitable remedies may be limited by Applicable Law.

4.4. Capitalization.

(a) The authorized capital stock of the Company consists of 100,000,000 shares of Common Stock and 5,000,000 shares of preferred stock, par value $0.001 per share. As of the date hereof, there are issued and outstanding 54,552,653 shares of Common Stock and no shares of preferred stock. All of the issued and outstanding shares of capital stock of the Company are duly authorized, validly issued, fully paid and non-assessable, with no personal liability attaching to the ownership thereof. There are no accrued or unpaid dividends on any of the shares of Common Stock.

(b) Except as set forth on Schedule 4.4(b), there are no (i) options, warrants, agreements, convertible or exchangeable securities or other commitments pursuant to which the Company is or may become obligated to issue, sell, transfer, purchase, return or redeem shares of capital stock or other securities of the Company, (ii) securities of the Company reserved for issuance for any purpose, (iii) agreements pursuant to which registration rights in the shares of capital stock of the Company have been granted, (iv) stockholders agreements, whether written or verbal, among any current or former stockholders of the Company or (v) statutory or contractual preemptive rights or rights of first refusal with respect to the Common Stock.

(c) The Company has not violated any applicable federal or state securities laws in connection with the offer, sale or issuance of any of its capital stock or other securities. There are no agreements between any of the stockholders of the Company with respect to the voting or transfer of the capital stock of the Company or with respect to any other aspect of the Company’s affairs.

(d) Schedule 4.4(d) sets forth a true and complete list as of the date hereof of all holders of outstanding Company Options, the exercise price per share, the term of each such Company Option, whether such Company Option is a nonqualified stock option or incentive stock option, whether the optionee is an employee of the Company on the date of this Agreement and any restrictions on exercise or sale of such Company Option or underlying shares (other than any restrictions contained in the agreements listed on Schedule 4.4(b)).

(e) The outstanding shares of capital stock of each Subsidiary of the Company have been duly authorized and validly issued and are fully paid and non-assessable, with no personal liability attaching to the ownership thereof. Except as set forth on Schedule 4.4(e), the Company owns (or another Subsidiary of the Company owns) of record and beneficially all the issued and outstanding interests in each such Subsidiary, free and clear of any Encumbrances other than Permitted Encumbrances. Except as set forth on Schedule 4.4(e), there are no outstanding options (whether vested or unvested), warrants, rights or other securities exercisable or exchangeable for any capital stock of any Subsidiary, any other commitments or agreements providing for the issuance of additional shares, the sale of treasury shares, or for the repurchase or redemption of shares of any such Subsidiary’s capital stock, or any agreements of any kind which may obligate any such Subsidiary to issue, purchase, register for sale, redeem or otherwise acquire any of its capital stock.

4.5. Title to Properties and Assets.

(a) Except as set forth on Schedule 4.5(a), (i) the Company and each of its Subsidiaries has good and valid title to or, in the case of leased properties or properties held under license, a good and valid leasehold or license interest in, all of its properties and assets and (ii) the Company and each of its Subsidiaries holds title to each material property and asset which it purports to own, free and clear of any Encumbrances other than Permitted Encumbrances. The representations in this Section 4.5 do not apply to the Intellectual Property rights as to which only the representations in Section 4.20 shall apply.

(b) All of the tangible assets of the Company and each of its Subsidiaries are in all material respects in reasonably serviceable operating condition and repair and are adequate for the conduct of the Business in substantially the same manner as it has heretofore been conducted.

(c) Schedule 4.5(c) sets forth a true and complete list of all real property owned or leased by the Company and each of its Subsidiaries (collectively, the “Real Property”), including the location of, and a brief description of the nature of the activities conducted on, such Real Property. Except as set forth on Schedule 4.5(c), the Company or one of its Subsidiaries has good and marketable fee simple title to or a valid leasehold interest in the Real Property, free and clear of all Encumbrances, except Permitted Encumbrances.

4.6. Absence of Certain Activities. Except as set forth on Schedule 4.6, since December 31, 2004, there has not been:

(a) any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the assets, properties, financial condition, operating results or prospects of the Company and its Subsidiaries, or the Business.

(b) any cancellation or waiver by the Company or any of its Subsidiaries of any valuable claim or right or of a material debt owed to it;

(c) any satisfaction or discharge of Encumbrance or payment of any obligation by the Company or any of its Subsidiaries, except such a satisfaction, discharge or payment made in the Ordinary Course of Business that is not material to the assets, properties, financial condition or operating results of the Company and its Subsidiaries, or the Business;

(d) any material change or amendment to a Material Contract (as defined below), except for changes or amendments which are expressly provided for or disclosed in this Agreement; or

(e) any creation or assumption by the Company or any of its Subsidiaries of any material Encumbrance on any of their assets, other than Permitted Encumbrances.

4.7. Certain Actions. Since December 31, 2004, there has not been any change, effect, event, occurrence, state of facts or development known to the Company that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect on the Company. Without limiting the generality of the foregoing, except as disclosed in Schedule 4.7:

(a) the Company and its Subsidiaries have conducted the Business in the Ordinary Course of Business and consistent with past practice;

(b) there has not been any declaration, setting aside or payment of any dividend or other distribution with respect to any of the shares of the capital stock of Company or its Subsidiaries, or any repurchase, redemption or other acquisition by the Company or its Subsidiaries of any outstanding shares or other equity securities of, or other equity securities or ownership interests in, the Company or its Subsidiaries, as the case may be;

(c) there has not been any amendment of any provision of the Certificate of Incorporation, Bylaws or other organizational document of the Company or any of its Subsidiaries, or of any material term of any outstanding security issued by the Company or any of its Subsidiaries;

(d) there has not been any incurrence, assumption or guarantee by the Company or any of its Subsidiaries of any indebtedness for borrowed money, other than borrowings under existing short-term credit facilities;

(e) there has not been any change in any method of accounting or accounting practice by the Company or any of its Subsidiaries, except for any such change required by reason of a change in GAAP and concurred with by independent public accountants of the Company and set forth on Schedule 4.7(e);

(f) neither the Company nor or any of its Subsidiaries has (i) granted any severance or termination pay to any director, officer or employee of the Company or any Subsidiary of the Company, (ii) entered into any employment, deferred compensation or other similar agreement with (or any amendment to any such existing agreement) any director, officer or employee of the Company or any Subsidiary of the Company, (iii) increased the benefits payable under any existing severance or termination pay policies or employment agreements, or (iv) increased the compensation, bonus or other benefits payable to directors, officers or employees of the Company or any Subsidiary of the Company, in each case other than in the Ordinary Course of Business;

(g) there has been no issuance of equity securities of the Company, other than pursuant to the exercise of Company Options outstanding as of December 31, 2004;

(h) there has not been any acquisition or disposition of assets material to the Company or any of its Subsidiaries or any acquisition or disposition of capital stock of any third party or any merger or consolidation with any third party, by the Company or any Subsidiary of the Company;

(i) neither the Company nor or any of its Subsidiaries has entered into any joint venture, partnership or similar agreement with any Person other than a wholly-owned Subsidiary of the Company;

(j) neither the Company nor or any of its Subsidiaries has made any loans or advances to any Person, other than ordinary advances to employees for travel expenses;

(k) neither the Company nor any of its Subsidiaries has redeemed, repurchased or otherwise acquired for any consideration any outstanding shares of capital stock, or other membership or ownership interests in, or other equity securities of the Company or any of its Subsidiaries, or any securities which are convertible into or exchangeable or exercisable therefor;

(l) neither the Company nor any of its Subsidiaries has made or changed any election in respect of material Taxes, entered into any closing agreement, settled any claim or assessment in respect of material Taxes, or consented to any extension or waiver of the limitation period applicable to any claim or assessment in respect of material Taxes; and

(m) neither the Company nor or any of its Subsidiaries has authorized or committed or agreed to take any of the actions described in subsections (a) through (k) of this Section 4.7, except as otherwise permitted by this Agreement.

4.8. Material Contracts.

(a) All agreements, contracts, leases, licenses, instruments, commitments (oral or written), indebtedness (including, without limitation, all evidences of indebtedness owed to the Company by any officer, director or employee of the Company or any Subsidiary of the Company (collectively the “Employee Loans”)), Liabilities and other obligations to which the Company or any of its Subsidiaries is a party or by which any of them is bound that (i) are material to the conduct and operations of the Business and their respective properties, (ii) include as a party any Stockholder or any holder of any equity interest in any of the Company’s Subsidiaries or any of the officers, consultants, directors or employees of the Company or any of its Subsidiaries, (iii) require the Company or any of its Subsidiaries to provide in-kind consideration, (iv) are not in the Ordinary Course of Business, (v) involve real property, (vi) involve a joint venture, partnership, or limited liability company relationship, (vii) is listed on Schedule 4.21(a) or (b), (viii) restrict the ability of the Company, or any of its Subsidiaries or Affiliates, to engage in any business in any manner or in any geographic area, (ix)  obligate the Company or any of its Subsidiaries to develop any product or technology or (x) provide that the Company or any of its Subsidiaries shall indemnify or hold harmless any other Person (collectively, the “Material Contracts”) are listed in Schedule 4.8 and have been provided to Parent and its counsel. For purposes of this Section 4.8, “material” shall mean either (x) having an aggregate value, cost or amount in excess of $25,000 or (y) not terminable upon thirty days’ or fewer notice without penalty or additional Liabilities.

(b) Each Material Contract is in full force and effect, paid currently, and has not been materially impaired by any acts or omissions of the Company. Except for those Material Contracts denoted with two asterisks (**) as set forth on Schedule 4.8, no Material Contract requires the consent of any other contracting party to prevent a breach of, a Default under, or a termination, change in the terms or conditions or modification of, any Material Contract as a result of the consummation of the transactions contemplated hereunder. All of the Material Contracts are valid, binding and enforceable in accordance with their terms except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting enforcement of creditors’ rights generally and except insofar as the availability of equitable remedies may be limited by Applicable Law. The Company and each of its Subsidiaries has fulfilled, or taken all action reasonably necessary to enable it to fulfill when due, all of its material obligations under each of such Material Contracts. The Company and its Subsidiaries are not in Default under any Material Contracts. To the actual knowledge of the Company or any of the Principal Stockholders (excluding Kinderhook), no other party is in material Default under such Material Contracts. To the Knowledge of the Company or any of the Principal Stockholders (excluding Kinderhook), no event has occurred and no condition or state of facts exists which, with the passage of time or the giving of notice or both, would constitute a material Default under such Material Contracts and no written notice of any claim of Default has been given to the Company or its applicable Subsidiary. The Company is not aware of any intent by any party to any Material Contract to terminate or amend the terms thereof or to refuse to renew any such Material Contract upon expiration of its term. Neither the Company nor its applicable Subsidiary is currently paying liquidated damages in lieu of performance under any Material Contract.

4.9. Compliance with Other Instruments. Neither the Company nor any of its Subsidiaries is in any violation, breach or Default (a) of any term of its Certificate of Incorporation, Bylaws or similar organizational documents, (b) in any material respect of any term or provision of any mortgage, indenture, contract, agreement or instrument to which the Company or such Subsidiary is a party or by which it may be bound or (c) of any provision of any foreign or domestic state or federal judgment, decree, order, statute, rule or regulation applicable to or binding upon such Company or such Subsidiary. The execution, delivery and performance of and compliance with this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby will not result in any such violation, breach or Default, or be in conflict with or constitute, with or without the passage of time or the giving of notice or both, either a Default under the Certificate of Incorporation, Bylaws or similar organizational documents of the Company or any of its Subsidiaries, or any Default, termination or acceleration of any Material Contract, or a violation of any statutes, laws, Regulations or Orders, or an event which results in the creation of any Encumbrance (other than a Permitted Encumbrance) upon any of the properties or assets of the Company or any of its Subsidiaries.

4.10. SEC Reports and Financial Statements.

(a) Since its initial public offering, the Company and its Subsidiaries have filed with the Securities and Exchange Commission (the “SEC”) all forms, reports, schedules, registration statements and definitive proxy statements required to be filed by them with the SEC (as amended since the time of their filing and prior to the date hereof, collectively, the “Company SEC Reports”) and have heretofore made available to Parent complete and correct copies of all Company SEC Reports. As of their respective dates, the Company SEC Reports complied in all material respects with the requirements of the Securities Exchange Act of 1934, as amended, including the rules and regulations of the SEC promulgated thereunder (the “Exchange Act”), or the Securities Act of 1933, as amended, including the rules and regulations of the SEC promulgated thereunder (the “Securities Act”) applicable, as the case may be, to such Company SEC Reports, and none of the Company SEC Reports contained, at the time they were filed or became effective, as the case may be, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(b) The consolidated financial statements (including any related notes) included in the Company SEC Reports (collectively, the “Financial Statements”) (i) are complete in all material respects, (ii) are in accordance with the books and records of the Company and its Subsidiaries, (iii) have been prepared in accordance with GAAP consistently applied throughout the periods covered thereby, (iv) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, and (v) fairly and accurately present the consolidated financial position of the Company and its Subsidiaries as of the respective dates thereof and the results of operations and changes in cash flows for the periods then ended (except that unaudited interim financial statements may not contain footnotes and may be subject to normal year-end adjustments).

(c) The unaudited balance sheet of the Company and its Subsidiaries as of May 31, 2005 (the “Most Recent Balance Sheet”), and the unaudited income statement of the Company and its Subsidiaries for the month ended May 31, 2005 have heretofore been provided to Parent and were prepared (a) in accordance with the books and records of the Company and its Subsidiaries in the Ordinary Course of Business and consistent with the Company’s past practices with respect to the preparation of its monthly financial statements and (b) in accordance with the Company’s standard internal accounting practices applicable to the preparation of its monthly financial statements.

(d) The books and records of the Company and its Subsidiaries have been, and are being, maintained in all material respects with applicable legal and accounting requirements and reflect only actual transactions.

4.11. Liabilities. Except as disclosed in the Financial Statements as of and for the period ended March 31, 2005, neither the Company nor its Subsidiaries has incurred any Liabilities of any nature, except (i) Liabilities which (A) are accrued or reserved against in such Financial Statements or (B) were incurred after March 31, 2005 in the Ordinary Course of Business, or (ii) Liabilities that have been discharged or paid in full prior to the date hereof.

4.12. Taxes.

(a) Definitions. For purposes of this Agreement:

(i) the term “Tax” (including with correlative meaning, the terms “Taxes” and “Taxable”) means (A) all taxes, duties, charges, levies, imposts, withholdings or charges (including, without limitation, net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, windfall profits, customs, duties or other taxes, duties, charges, levies, imposts withholdings or charges of any kind whatsoever) whenever and by whatever authority imposed, and whether of the United States or elsewhere, whether or not any such taxes, duties, charges, levies, imposts or withholdings are directly or primarily chargeable against or to the Company or any of its Subsidiaries, together with in any such case any interest, fines, penalties, surcharges and charges incidental or relating to the imposing of any of such Taxes and any additions to tax or additional amounts with respect thereto, (B) any liability for payment of amounts described in clause (A) whether as a result of transferee liability, of being a member of an affiliated, consolidated, combined or unitary group for any period, or otherwise through operation of law, and (C) any liability for the payment of amounts described in clauses (A) or (B) as a result of any tax sharing, tax indemnity or tax allocation agreement or any other express or implied agreement to indemnify any other person; and

(ii) the term “Tax Return” means any return, declaration, report, statement, information statement and other document required to be filed with respect to Taxes.

(b) The Company and its Subsidiaries have accurately prepared and timely filed all Tax Returns they are required to have filed. Such Tax Returns are accurate, complete and correct and do not contain a disclosure statement under Section 6662 of the Code (or any predecessor provision or comparable provision of state, local or foreign law).

(c) The Company and its Subsidiaries have timely paid or will cause to be timely paid all Taxes that have become due or payable or that will become due payable prior to the Closing Date and have adequately reserved in the Most Recent Balance Sheet for all Taxes (whether or not shown on any Tax Return) that have accrued but are not yet due or payable as of the balance sheet date.

(d) Except as set forth on Schedule 4.12(d):

(i) no claim has been made by any taxing authority in any jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that it is or may be subject to Tax by that jurisdiction;

(ii) no extensions or waivers of statutes of limitations with respect to the Tax Returns have been given by or requested from the Company or any of its Subsidiaries.

(iii) no power of attorney has been granted by the Company or any of its Subsidiaries with respect to any matter relating to Taxes; and

(iv) no written claim for assessment or collection of Taxes is presently being asserted against the Company or any of its Subsidiaries, and there is no presently pending audit examination, refund claim, litigation, proceeding, proposed adjustment or matter in controversy with respect to any Taxes of or with respect to the Company or any of its Subsidiaries, and neither the Company, any of its Subsidiaries nor any Principal Stockholder (excluding Kinderhook) has actual knowledge that any such action or proceeding is being contemplated.

(e) Schedule 4.12(e) sets forth:

(i) those taxable years for which examinations by taxing authorities are presently being conducted;

(ii) those years for which notice of pending or threatened examination or adjustment has been received; and

(iii) those years for which required income Tax Returns have not yet been filed.

(f) Except to the extent indicated in Schedule 4.12(f), all deficiencies asserted or assessments made against the Company and its Subsidiaries as a result of any examinations by any taxing authority have been fully paid.

(g) There are no liens for Taxes (other than for current Taxes not yet due and payable) upon the assets of the Company or any of its Subsidiaries.

(h) The Company and its Subsidiaries are not parties to or bound by any tax indemnity, tax sharing or tax allocation agreement.

(i) The Company and its Subsidiaries are not parties to or bound by any closing agreement, offer in compromise or any other agreement with any taxing authority.

(j) Except to the extent indicated in Schedule 4.12(j):

(i) the Company and its Subsidiaries have never been members of an affiliated group of corporations, within the meaning of Section 1504 of the Code (or any predecessor provision or comparable provision of state, local or foreign law), or members of combined, consolidated or unitary group for state, local or foreign Tax purposes, other than the group of which the Company is the common parent;

(ii) the Company and its Subsidiaries have no liability for Taxes of any person (other than the Company and its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local or foreign income Tax law), as transferee or successor, by contract, or otherwise;

(iii) the Company and its Subsidiaries have not been personal holding companies under Section 542 of the Code;

(iv) neither the Company nor any of its Subsidiaries has participated in an international boycott within the meaning of Section 999 of the Code; and

(v) neither the Company nor any of its Subsidiaries has engaged in a transaction that constitutes a “reportable transaction”, as such term is defined in Treasury Regulation Section 1.6011-4(b)(1), or a transaction that constitutes a “listed transaction,” as such term is defined in Treasury Regulation Section 1.6011-4(b)(2).

(k) The Company and its Subsidiaries have not agreed to make, nor are they required to make, any adjustment under Sections 481(a) or 263A of the Code or any comparable provision of state or foreign tax laws by reason of a change in accounting method or otherwise. The Company and its Subsidiaries have not taken action that is not in accordance with past practice that could defer a liability for Taxes of the Company and its Subsidiaries from any taxable period ending on or before the Closing Date to any taxable period ending after such date. Neither the Company nor any of its Subsidiaries has entered into a transaction which is being accounted for under the installment method of Section 453 of the Code.

(l) The Company and its Subsidiaries are not parties to any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in connection with this Agreement or any change of control of the Company and its Subsidiaries, in the payment of any “excess parachute payments” within the meaning of Section 280G of the Code.

(m) Schedule 4.12(m) sets forth all foreign jurisdictions in which the Company and each of its Subsidiaries are subject to tax, are engaged in business or have a permanent establishment.

(n) The Company and its Subsidiaries are not parties to any joint venture, partnership, or other arrangement or contract which could be treated as a partnership for federal income tax purposes.

(o) The provisions for Taxes currently payable on the Most Recent Balance Sheet are at least equal, as of the date thereof, to all unpaid Taxes of the Company and its Subsidiaries whether or not disputed. The Company and its Subsidiaries have and will have no accrued liability for Taxes in respect of taxable periods or portions thereof following the date of the Most Recent Balance Sheet and ending on or before the Closing Date other than Taxes incurred in the Ordinary Course of Business.

(p) None of the Company’s Subsidiaries is, or at any time has been, a passive foreign investment company within the meaning of Section 1297 of the Code, and neither the Company nor any Subsidiary is a shareholder, directly or indirectly, in a passive foreign investment company. No Subsidiary that is not a United States person (i) is, or at any time has been, engaged in the conduct of a trade or business within the United States or treated as or considered to be so engaged and (ii) has, or at any time has had, an investment in “United States property” within the meaning of Section 956(c) of the Code. Neither the Company nor any Subsidiary is, or at any time has been, subject to (i) the dual consolidated loss provisions of the Section 1503(d) of the Code, or (ii) the overall foreign loss provisions of Section 904(f) of the Code.

(q) Neither Company nor any of its Subsidiaries has issued options or stock purchase rights (or similar rights) that purported to be governed by Sections 421 or 423 of the Code that were not so governed when issued.

(r) Neither Company nor any of its Subsidiaries has ever been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

(s) Neither Company nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” in connection with a distribution described in Section 355 of the Code.

(t) There is currently no limitation on the utilization of Tax attributes of the Company or any subsidiary under Sections 269, 382, 383, 384 or 1502 of the Code (and comparable provisions of state, local or foreign law). Neither the Company nor any of its Subsidiaries has undergone an ownership change within the meaning of Section 382(g) of the Code.

(u) The Company does not have any outstanding stock which is subject to a “substantial risk of forfeiture” within the meaning of Section 83(c)(1) of the Code and for which an election under Section 83(b) of the Code has not been made.

4.13. Environmental Matters. During the period that the Company and its Subsidiaries have owned or leased their properties and facilities, (a) there have been no disposals, releases or threatened releases of Hazardous Materials (as defined below) on, from or under such properties or facilities and (b) neither the Company nor any of its Subsidiaries nor, to the actual knowledge of the Company or any of the Principal Stockholders (excluding Kinderhook), any third party, has used, generated, manufactured or stored on, under or about such properties or facilities or transported to or from such properties or facilities any Hazardous Materials. Neither the Company nor any of the Principal Stockholders (excluding Kinderhook) has any Knowledge of any presence, disposals, releases or threatened releases of Hazardous Materials on, from or under any of such properties or facilities, which may have occurred prior to the Company or one of its Subsidiaries having taken possession of any of such properties or facilities. For purposes of this Agreement, the terms “disposal,”“release” and “threatened release” shall have the definitions assigned thereto by the U.S. Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. Section 9601 et seq., as amended (“CERCLA”). For the purposes of this Section 4.13, “Hazardous Materials” shall mean any hazardous or toxic substance, material or waste which is regulated under, or defined as a “hazardous substance,”“pollutant,”“contaminant,”“toxic chemical,”“hazardous material,”“toxic substance” or “hazardous chemical” under (i) CERCLA; (ii) the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. Section 11001 et seq.; (iii) the U.S. Hazardous Materials Transportation Act, 49 U.S.C. Section 1801, et seq.; (iv) the U.S. Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq.; (v) the U.S. Occupational Safety and Health Act of 1970, 29 U.S.C. Section 651 et seq.; (vi) regulations promulgated under any of the above statutes or (vii) any applicable state or local statute, ordinance, rule, or Regulation that has a scope or purpose similar to those statutes identified above.

4.14. Employee Benefits.

(a) Schedule 4.14(a) lists as of the date hereof all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), and all bonus, stock option, stock purchase, restricted stock, incentive compensation, deferred compensation, supplemental retirement, health, life, or disability insurance, dependent care, severance and other similar fringe or employee benefit plans, programs or arrangements and any current or former employment or executive compensation or severance agreements written or otherwise maintained or contributed to for the benefit of or relating to any employee or former employee of the Company, any trade or business (whether or not incorporated) that is a member of a controlled group including the Company or that is under common control with the Company within the meaning of Section 414 of the Code (an “ERISA Affiliate”), as well as each plan with respect to which the Company or an ERISA Affiliate has or could incur any liability (contingent or otherwise) (each a “Benefit Plan,” collectively, the “Benefit Plans”). Benefit Plans shall include each Benefit Plan maintained in the U.S. or any foreign jurisdiction. True and complete copies of (i)  the three (3) most recent annual reports on Form 5500 (with schedules and attachments), (ii) the actuarial reports and results of all nondiscrimination tests for the last three (3) plan years and (iii) any plan document, summary plan description, trust agreement, employment agreement and other governing instrument, document or material employee communication, have been delivered to Parent.

(b) Neither the Company nor any of its ERISA Affiliates sponsors maintains, or contributes to, or has ever sponsored, maintained, contributed to, or incurred an obligation to contribute or incurred any liability (contingent or otherwise) with respect to any (i) pension plan subject to Title IV of ERISA or Section 302 of ERISA or Section 412 of the Code, (ii) any Multiemployer Plan or (iii) any Multiple Employer Plan. For these purposes, “Multiemployer Plan” means a multiemployer plan, as defined in Sections 3(37) and 4001(a)(3) of ERISA, and “Multiple Employer Plan” means any Employee Benefit Plan sponsored by more than one employer, within the meaning of Sections 4063 or 4064 of ERISA or Section 413(c) of the Code.

(c) Each Benefit Plan has been maintained and operated in all respects in accordance with its terms and the requirements of Applicable Law (including, without limitation, with the requirements of ERISA and the Code).

(d) Each Benefit Plan intended to qualify under Section 401(a) of the Code is so qualified and has obtained a determination letter from the Internal Revenue Service (“IRS”) which gives reliance to such Benefit Plan that it complies with the requirements of the Code, and that the trust created thereunder satisfies the provisions of Section 501(a) of the Code. The Company has provided to Parent true and compete copies of all determination letters with respect to each such Benefit Plan and nothing has since occurred that might cause the loss of such qualification or exemption and no such Benefit Plan has been operated in a manner which would cause it to be disqualified. The trust associated with any Benefit Plan intended to be funded or that is funded by a trust that is intended to be exempt from tax under the provisions of Section 501(c)(9) of the Code has been determined by the IRS to be so exempt.

(e) No Benefit Plan has participated in, engaged in or been a party to any transaction that is prohibited under Section 4975 of the Code or Sections 406 or 407 of ERISA that is not exempt under Section 4975 of the Code or Section 408 of ERISA, respectively. With respect to any Benefit Plan, (i) neither the Company, nor any of its ERISA Affiliates has had asserted against it any claim for taxes under Chapter 43 of Subtitle D of the Code and Section 5000 of the Code, or for penalties under ERISA Sections 502(c), 502(i) or 502(l), nor, to the Knowledge of the Company or any of the Principal Stockholders (excluding Kinderhook), is there a basis for any such claim, and (ii) no officer, director or employee of the Company has committed a breach of any fiduciary responsibility or obligation imposed by Title I of ERISA. Other than routine claims for benefits, there is no claim or proceeding (including any audit or investigation) pending or, to the Knowledge of the Company or any of the Principal Stockholders (excluding Kinderhook), threatened, involving any Benefit Plan by any Person or any Governmental Authority.

(f) Schedule 4.14(f) sets forth a list as of the date hereof of all (i) employment agreements with officers of the Company, (ii) agreements with consultants who are individuals obligating the Company to make annual cash payments in an amount of Fifty Thousand Dollars ($50,000) or more, (iii) severance agreements, programs and policies of the Company with or relating to its employees, except such programs and policies required to be maintained by law, and (iv) plans, programs, agreements and other arrangements of the Company with or relating to its employees that contain change in control provisions whether or not listed in other parts of the Disclosure Schedule. The Company has delivered to Parent true and complete copies of all such agreements, plans, programs and other arrangements.

(g) There will be no payment, accrual of additional benefits, acceleration of payments or vesting of any benefit under any Benefit Plan or any other agreement or arrangement to which the Company is a party, and no employee, officer or director of the Company will become entitled to severance, termination allowance or similar payments, solely by reason of entering into or in connection with the transactions contemplated by this Agreement (either alone or in combination with any other event(s)).

(h) No Benefit Plan that is a welfare benefit plan within the meaning of Section 3(1) of ERISA provides benefits to former employees of the Company or its ERISA Affiliates other than pursuant to Section 4980B of the Code or similar state laws. The Company and its ERISA Affiliates have complied in all material respects with the provisions of Part 6 of Title I of ERISA, Sections 4980B, 9801, 9802, 9811 and 9812 of the Code, and the Health Insurance Portability and Accountability Act (including regulations thereunder).

(i) The Company and its ERISA Affiliates have made full and timely payment of all amounts required to be contributed or paid as expenses, or accrued such payments in accordance with normal procedures under the terms of each Benefit Plan and applicable law, and the Company and its ERISA Affiliates shall continue to do so through the Closing.

(j) The Company and its ERISA Affiliates have complied in all material respects with the laws of any foreign jurisdiction with respect to any Benefit Plan or benefit arrangement maintained in such jurisdiction in which any employee or former employee of the Company or an ERISA Affiliate participates.

(k) No Benefit Plan that is subject to Section 409A of the Code has been materially modified (as defined under Section 409A of the Code) since October 3, 2004 and all such Benefit Plans have been operated and administered in good faith compliance with Section 409A of the Code and IRS Notice 2005-1 from the period beginning January 1, 2005 through the date hereof.

4.15. Compliance with Law. The Company, each of its Subsidiaries and the conduct of the Business have not violated and are in compliance in all material respects with all Regulations and all Orders relating to the Business or operations of the Company and its Subsidiaries. Compensation paid to or by the Company and its Subsidiaries complied in all material respects at all times with the policy statement regarding computerized loan origination systems issued by the United States Department of Housing and Urban Development. Neither the Company nor any of its Subsidiaries has received any notice to the effect that, or otherwise been advised that, it is not in compliance with any Regulations or Orders, and none of the Company nor any of its Subsidiaries knows of any existing circumstances that are likely to result in violations of any of the foregoing.

4.16. Permits. Schedule 4.16 sets forth a complete list of all material Permits used in the operation of the Business or otherwise held by the Company and its Subsidiaries in connection with the Business, all of which are in full force and effect as of the date hereof. The Company and its Subsidiaries have, and at all times have had, and are and have been in material compliance with (including, without limitation, all related filing requirements), all material Permits required under any Regulation in any jurisdiction in the operation of the Business and to permit the Company and its Subsidiaries to own and use its properties and assets in the manner in which it currently owns and uses such assets.  The Company and its Subsidiaries own or possess such Permits free and clear of all Encumbrances except Permitted Encumbrances. Neither the Company nor any of its Subsidiaries is in Default or has received any notice of any claim of Default, with respect to any such Permit. Other than change-of-control requirements, such Permits will not be adversely affected by the completion of the transactions contemplated by this Agreement. Such Permits and the rights thereunder will not be adversely affected by the completion of the transactions contemplated by this Agreement.

4.17. Consents and Approvals. Except as set forth on Schedule 4.17 and except for (i) the filing of the Merger Certificate and other appropriate merger documents as required by the DGCL, (ii) the filing with the SEC of the proxy statement (the “Proxy Statement”) relating the Company Stockholder Meeting and (iii) the Company Stockholder Approval, no consent, approval or authorization of, declaration to, or filing or registration with, any Governmental

Authority, or any other Person, is required to be made or obtained by the Company or any of its Affiliates in connection with the execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby.

4.18. Litigation. Except as set forth on Schedule 4.18 or as disclosed in the Company SEC Reports filed prior to the date hereof, as of the date hereof there is no action, suit, proceeding, claim, arbitration or investigation (“Proceeding”) pending or, to the Knowledge of the Company or any of the Principal Stockholders (excluding Kinderhook), currently threatened, against the Company, any of its Subsidiaries, their respective activities, properties or assets or, to the Knowledge of the Company or any of the Principal Stockholders (excluding Kinderhook), against any officer, director or employee of the Company or any of its Subsidiaries in connection with such officer’s, director’s or employee’s relationship with, or actions taken on behalf of, the Company or such Subsidiaries. To the Knowledge of the Company or any of the Principal Stockholders (excluding Kinderhook), there is no factual or legal basis for any such Proceeding that reasonably could be anticipated to result, individually or in the aggregate, in any Material Adverse Effect on the Company. Neither the Company nor or any of its Subsidiaries is a party to or subject to the provisions of any Order, writ, injunction, judgment or decree of any court or government agency or instrumentality and there is no material Proceeding by the Company or any of its Subsidiaries currently pending or which the Company or any of its Subsidiaries intends to initiate.

4.19. Labor Matters.

(a) Neither the Company nor any of its Subsidiaries is bound by or subject to (and none of its assets or properties is bound by or subject to) any written or oral, express or implied, contract, commitment or arrangement with any labor union, and no labor union has requested or, to the Knowledge of the Company or any of the Principal Stockholders (excluding Kinderhook), has sought to represent any of the employees, representatives or agents of the Company or any of its Subsidiaries, and no labor union or employee or group of employees have or are engaged in any union organizing activities with respect to any employees of the Company or any of its Subsidiaries.

(b) There is no strike or other labor dispute involving the Company or any of its Subsidiaries pending, or to the Knowledge of the Company or any of the Principal Stockholders (excluding Kinderhook), threatened, nor have there been any such strikes or disputes during the three years prior to the date of this Agreement. Neither the Company nor any of its Subsidiaries has, during the three year period prior to the date of this Agreement, received any demand letters, civil rights charges, suits, drafts of suits, administrative or other claims of or from any of its employees, former employees or applicants.

(c) All individuals who are performing consulting or other services for the Company or any of its Subsidiaries are or were correctly classified by the Company or such Subsidiary as either “independent contractors” or “employees” as the case may be and, at the Closing Date, will qualify for such classification with immaterial exceptions.

(d) Schedule 4.19(d) sets forth the names of each of the key, exempt employees (i.e., those employees whose annual cash compensation exceeds the minimum amount under Applicable Law for an employee to be "exempt" from the payment of overtime and who are considered “exempt” from the payment of overtime) of the Company and its Subsidiaries, and also sets forth the base payment made to such key employee each pay period up to and including the date hereof and projections for the current calendar year of other incentive compensation (including bonuses) for each person named therein. Schedule 4.19(d) also lists as of the date hereof the names of all other employees and independent contractors of the Company and its Subsidiaries, the hourly pay rates of compensation and the job titles for all such employees. Neither the Company nor any of its Subsidiaries is aware that any officer or key employee, or that any group of key employees, intends to terminate his or her employment, nor does the Company or such Subsidiary have a present intention to terminate the employment of any of the foregoing. Schedule 4.19(d) also sets forth all agreements, written or oral, between the Company or any of its Subsidiaries and any employee of the Company or such Subsidiary and identifies each such employee whose employment may be terminated on not less than three months notice without compensation.

(e) To the Knowledge of the Company or any of the Principal Stockholders (excluding Kinderhook), no employee or director of the Company or any of its Subsidiaries is a party to, or is otherwise bound by, any nondisclosure, confidentiality, noncompetition, proprietary rights, employment, consulting or similar agreement, between such employee or director and any other Person that materially adversely affects or will affect the performance of his or her duties as an employee or director of the Company or such Subsidiary.

(f) The Company and each of its Subsidiaries is in compliance with all Applicable Laws respecting employment, termination of employment, employment practices, workers compensation, terms and conditions of employment and wages and hours.

(g) The Company and each of its Subsidiaries has withheld and reported all amounts required by Applicable Law or agreement to be withheld and reported with respect to wages, salaries and other payments to employees.

(h) There are no pending, or to the Knowledge of the Company or any of the Principal Stockholders (excluding Kinderhook), threatened, claims or actions against the Company or any of its Subsidiaries under any workers’ compensation policy or long-term disability policy.

4.20. Intellectual Property; Software.

(a) Certain Definitions. As used herein, the term “Intellectual Property” means all intellectual property rights arising from or associated with the following, whether protected, created or arising under the laws of the United States or any other jurisdiction: (i) trade names, trademarks and service marks (registered and unregistered), domain names and other Internet addresses or identifiers, trade dress and similar rights and applications (including intent to use applications) to register any of the foregoing (collectively, “Marks”); (ii) patents and patent applications, including continuation, divisional, continuation-in-part, reexamination and reissue patent applications and any patents issuing therefrom, and rights in respect of utility models or industrial designs (collectively, “Patents”); (iii) copyrights and registrations and applications therefor (collectively, “Copyrights”); (iv) know-how, inventions, discoveries, improvements, concepts, ideas, methods, processes, designs, plans, schematics, drawings, formulae, technical data, specifications, research and development information, technology and product roadmaps, data bases and other proprietary or confidential information, including customer lists, in each case that derives economic value (actual or potential) from not being generally known to other persons who can obtain economic value from its disclosure, but excluding any Copyrights or Patents that cover or protect any of the foregoing (collectively, “Trade Secrets”); and (v) moral rights, publicity rights and any other proprietary, intellectual or industrial property rights of any kind or nature that do not comprise or are not protected by Marks, Patents, Copyrights or Trade Secrets.

(b) Trademarks. Schedule 4.20(b) sets forth an accurate and complete list of all registered and material unregistered Marks owned (in whole or in part) or exclusively licensed by the Company and its Subsidiaries (collectively “Company Marks”), and specifically lists all registrations and applications for registration with all Governmental Authorities that have been obtained or filed with regard to such Marks, identifying for each (i) its registration (as applicable) and application numbers, (ii) its owner of record and, if different, its beneficial owner (in the case of registered Company Marks) and whether it is owned by or exclusively licensed to the Company or one of its Subsidiaries, (iii) its current status and (iv) the class(es) of goods or services to which it relates. All Company Marks registered in the United States, and for which applications to register have been filed in the United States have been continuously used in the form appearing in, and in connection with, the goods and services listed in their respective registration certificates and applications therefor, respectively. There has been no prior use of any material Company Mark by any third party that, to the Knowledge of the Company or any of the Principal Stockholders (excluding Kinderhook), would confer upon such third party superior rights in such Company Mark. No Company Mark has been or is now involved in any opposition or cancellation proceeding and, to the Knowledge of the Company or any of the Principal Stockholders (excluding Kinderhook), no such action is or has been threatened with respect to any of the Company Marks.

(c) Patents. Schedule 4.20(c) sets forth an accurate and complete list of all Patents in which the Company or one of its Subsidiaries has an ownership interest or which have been exclusively licensed to the Company or one of its Subsidiaries (collectively the “Company Patents”), identifying for each of the Patents (i) the patent number and issue date (if issued) or application number and filing date (if not issued), (ii) its title, (iii) the named inventors and (iv) its owner of record and, if different, its beneficial owner and whether it is owned by or exclusively licensed to the Company or one of its Subsidiaries. Except as may be set forth in Schedule 4.20(c), no Company Patent has been or is now involved in any interference, reissue or reexamination proceeding and, to the Knowledge of the Company or any of the Principal Stockholders (excluding Kinderhook), no such action is or has been threatened with respect to the Company Patents and there is no patent of a third party interfering with any Company Patent.

(d) Copyrights. Schedule 4.20(d) sets forth an accurate and complete list of all registered Copyrights owned (in whole or in part) by or exclusively licensed to the Company or one of its Subsidiaries, and all pending applications for registration of Copyrights filed anywhere in the world that are owned (in whole or in part) by or exclusively licensed to the Company or one of its Subsidiaries (collectively the “Company Registered Copyrights”), identifying for each of the Company Registered Copyrights (i) the registration number and registration date (if registered) or application number and filing date (if not registered), (ii) the name of the work of authorship and (iii) its owner of record and, if different, its beneficial owner and (iv) whether it is owned by or exclusively licensed to the Company or one of its Subsidiaries.

(e) Actions to Protect Intellectual Property. The Company and its Subsidiaries have taken reasonable steps in accordance with standard industry practices to protect their respective rights in the Intellectual Property owned or purported to be owned by the Company or its Subsidiaries and maintain the confidentiality of all of the Trade Secrets of the Company. Without limiting the foregoing, the Company and its Subsidiaries have and enforce a policy requiring each of the employees, consultants and contractors who have participated in the creation of any Intellectual Property that is used by the Company or any of its Subsidiaries in connection with the Business to enter into proprietary information, confidentiality and assignment agreements substantially in the Company’s standard forms (which have previously been provided to Parent) and all current and former employees, consultants and contractors of the Company have executed such an agreement. Except as may be set forth in Schedule 4.20(e), neither the Company nor any of its Subsidiaries has disclosed, nor is any of them under any contractual or other obligation to disclose, to another person any of its Trade Secrets, except pursuant to an enforceable confidentiality agreement or undertaking, and, to the Knowledge of the Company or any of the Principal Stockholders (excluding Kinderhook), no person has materially breached any such agreement or undertaking.

(f) Ownership of Intellectual Property. Except as may be set forth in Schedule 4.20(f), the Company and its Subsidiaries own exclusively all right, title and interest in and to all Company Marks, Company Patents, Company Registered Copyrights and all other Intellectual Property that is used by the Company or any of its Subsidiaries and not licensed from a third party, free and clear of any and all liens, encumbrances, covenants, conditions and restrictions or other adverse claims or interests of any kind or nature, and neither the Company nor any of its Subsidiaries has received any written (including without limitation by email) notice or claim or, within the prior twelve months, any oral notice (other than an oral notice as to a claim that could not reasonably be expected to materially affect any interest or rights of the Company or any of its Subsidiaries with respect to the Intellectual Property to which such claim relates) (i) challenging the Company’s or such Subsidiary’s ownership of or exclusive rights in any of the Intellectual Property owned (in whole or in part) by or exclusively licensed to the Company or any such Subsidiary or, in the case of owned Intellectual Property, or (ii) suggesting that any other person has any claim of legal or beneficial ownership with respect thereto. No current or former officer, director or employee of the Company or any of its Subsidiaries has any right, license, claim or interest whatsoever in or with respect to any Intellectual Property owned by the Company or used by the Company in its Business.

(g) Validity and Enforceability. The registered Company Marks, Company Patents and Company Registered Copyrights (collectively, the “Company Registered IP”) are valid and subsisting and, to the Knowledge of the Company or any of the Principal Stockholders (excluding Kinderhook), enforceable, without any qualification, limitation or restriction thereon or on the use thereof (provided, however, that no representation or warranty is made regarding the validity or enforceability of any patent application), and neither the Company nor any of its Subsidiaries has received any written (including without limitation by email) notice or claim or, within the twelve month period prior to the date hereof, any oral notice (other than an oral notice as to a claim that could not reasonably be expected to materially affect the validity or enforceability of the Company Registered IP to which such claim relates) challenging or questioning the validity or enforceability of any of the Company Registered IP or indicating an intention on the part of any person to bring a claim that any of the Company Registered IP is invalid or unenforceable or has been misused, and, with respect to any issued patents included in the Company Patents, there is no relevant prior art pertaining thereto of which the Company has become aware that was not disclosed during the prosecution of the patent application(s) therefor, but which, if disclosed during such prosecution, reasonably would be expected to have affected such prosecution or the scope of the patent claims ultimately granted in respect thereof.

(h) Status and Maintenance of Company Registered IP. Except as may be set forth in Schedule 4.20(h), (i) neither the Company nor any of its Subsidiaries has taken any action or failed to take any action (including the manner in which it has conducted the Business, or used or enforced, or failed to use or enforce, any of the Company Registered IP) that reasonably could be expected to result in the abandonment, cancellation, forfeiture, relinquishment, invalidation or unenforceability of any of the Company Registered IP (including, with respect to the Company Patents, failing to disclose any known material prior art in connection with the prosecution of patent applications), except where such action or failure to take action was intentional based on a reasonable management determination that such Intellectual Property was not material to the Business or otherwise of insufficient value or benefit to warrant the Company incurring the costs and taking the actions required to maintain such Intellectual Property in effect, and (ii) all Company Registered IP has been registered or obtained in accordance with all applicable legal requirements and are currently in effect and in compliance with all applicable legal requirements (including, in the case of registered Company Marks, the timely post-registration filing of affidavits of use and incontestability and renewal applications). The Company and its Subsidiaries have timely paid all filing, examination, issuance, post registration and maintenance fees, annuities and the like associated with or required with respect to any of the Company Registered IP.

(i) License Agreements. Schedule 4.20(i) sets forth a complete and accurate list of all agreements granting to the Company and/or any of its Subsidiaries any material right or license under or with respect to any Intellectual Property other than any end user non-exclusive license of standard desktop software applications used generally in the Company’s or such Subsidiary’s operations and that are licensed for a license fee of no more than $25,000 pursuant to “shrink wrap” or “click through” licenses (collectively, the “Inbound License Agreements”), indicating for each the title and the parties thereto. Schedule 4.20(i)(1) sets forth a complete and accurate list the amount of any future royalty, license fee or other payments that may become payable by the Company or such Subsidiary under each such Inbound License Agreements by reason of the use or exploitation of the Intellectual Property licensed thereunder. The rights licensed under each Inbound License Agreement shall be exercisable by the Surviving Corporation on and after the Closing to the same extent as by the Company or such Subsidiary prior to the Closing. No loss or expiration of any material Intellectual Property licensed to the Company or any of its Subsidiaries under any Inbound License Agreement is pending or reasonably foreseeable or, to the Knowledge of the Company or any of the Principal Stockholders (excluding Kinderhook), threatened. Except as set forth in Schedule 4.20(i)(2), no licensor under any Inbound License Agreement has any ownership or exclusive license rights in or with respect to any improvements made by the Company or any of its Subsidiaries to the

Intellectual Property licensed thereunder. Schedule 4.20(i)(3) sets forth a complete and accurate list of all license agreements under which the Company or any of its Subsidiaries grants any rights under any Intellectual Property, excluding the terms of use applicable to users of any of the websites of the Company or any of its Subsidiaries.

(j) Sufficiency of IP Assets. The Intellectual Property owned by or licensed under the Inbound License Agreements to the Company and its Subsidiaries constitutes all the material Intellectual Property rights necessary for the conduct of the Business as it is currently conducted, excluding end user non-exclusive licenses of standard desktop software applications used generally in the Company’s or such Subsidiary’s operations and that are licensed for an aggregate license fee of no more than $25,000 (including, but not limited to “shrink wrap” or “click through” licenses).

(k) No Infringement by the Company and its Subsidiaries or Third Parties; No Violations. None of the products, services (including services offered to any users of the websites of the Company or any of its Subsidiaries), methods, processes, or other technology, materials, or other Intellectual Property developed, used, licensed, displayed, published, sold, imported, or otherwise distributed, disposed of, or otherwise commercially exploited by or for the Company and its Subsidiaries, nor any other activities or operations of the Company and its Subsidiaries, in any material respect, infringes upon, misappropriates, violates or constitutes the unauthorized use of, any Intellectual Property or personal information of any third party or constitutes unfair competition or trade practices under the laws of any jurisdiction, and the Company has not received any written (including without limitation by email) notice or claim or, within the prior twelve months, any oral notice or claim (other than an oral notice or claim that could not reasonably be expected to result in any material claim) asserting or suggesting that any such infringement, misappropriation, violation or unauthorized use, unfair competition or trade practices is or may be occurring or has or may have occurred, nor, to the Knowledge of the Company or any of the Principal Stockholders (excluding Kinderhook), is there any reasonable basis therefor. Without limiting the generality of the foregoing, neither the Company nor any of its Subsidiaries has used or accessed (including by hyperlinks or framing) the content or materials of any third party, including a third party’s Internet site, in a manner that violates any laws or regulations or misappropriates or infringes the Intellectual Property of such third party or constitutes a “trespass” or other encroachment of such third party’s rights. No Intellectual Property owned by or licensed to the Company or any of its Subsidiaries is subject to any outstanding order, judgment, decree, or stipulation restricting the use thereof by the Company or such Subsidiary or, in the case of any Intellectual Property licensed to others, restricting the sale, transfer, assignment or licensing thereof by the Company or any of its Subsidiaries to any person. To the actual knowledge of the Company or any of the Principal Stockholders (excluding Kinderhook), no third party is, in any material respect, misappropriating, infringing or violating any material Intellectual Property owned by or exclusively licensed to the Company or any of its Subsidiaries. To the Knowledge of the Company or any of the Principal Stockholders (excluding Kinderhook), no (i) product, technology, service or publication of the Company or any of its Subsidiaries, (ii) material published or distributed by the Company or any of its Subsidiaries or (iii) conduct or statement of the Company or any of its Subsidiaries, constitutes obscenity, defames any person, constitutes false advertising or otherwise violates any law or regulation. Each of the Company and its Subsidiaries has complied with all material terms of the license agreements applicable to any “open source software,”“freeware” or “shareware” that the Company and its Subsidiaries have used in the Business.

(l) Software. Schedule 4.20(l) sets forth a complete and accurate list of all of the Software that is owned (in whole or in part) by the Company and its Subsidiaries and that is used or proposed to be used in the Business (collectively, “Company Software”). The Company Software was either (A) developed by employees of the Company or one of its Subsidiaries within the scope of their employment, (B) developed by independent contractors who have expressly assigned their Intellectual Property rights to the Company pursuant to written agreements or (C) otherwise acquired by the Company or any of its Subsidiaries from a third party pursuant to a written agreement in which the ownership rights therein were expressly assigned to the Company or such Subsidiary. The Company Software does not contain any programming code, documentation or other materials that embody or utilize Intellectual Property rights of any person other than the Company or any of its Subsidiaries, except for such materials obtained by the Company or any of its Subsidiaries from other persons who make such materials generally available to all interested purchasers or end-users on standard commercial terms. No source code of any Company Software has been licensed or otherwise provided to another person other than an escrow agent pursuant to the terms of a source code escrow agreement in customary form and all such source code has been safeguarded and protected as Trade Secrets of the Company or any of its Subsidiaries. For purposes hereof, “Software” means any and all (1) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, (2) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (3) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing and (4) all documentation, including user manuals and training materials, relating to any of the foregoing.

(m) Performance and Documentation of Services and Software. All Software developed by the Company and all services provided by the Company or its Subsidiaries to customers in connection with the Business conform in all material respects to the applicable contractual commitments, documentation and/or user terms (including without limitation any express warranties given by the Company or its Subsidiaries). The Company and its Subsidiaries have taken actions customary in the software industry to document the Software and its operation in a clear and professional manner.

(n) Disabling Code and Contaminants; Disaster Recovery Plans. The Company and its Subsidiaries have taken commercially reasonable steps designed to ensure that Company Software is free of any disabling codes or instructions, and any virus or other intentionally created, undocumented contaminant, that may, or may be used to, access, modify, delete, damage or disable any of internal computer systems (including hardware, software, databases and embedded control systems) of the Company and its Subsidiaries. The Company and its Subsidiaries have taken reasonable steps to safeguard such systems and restrict unauthorized access thereto. The Company and its Subsidiaries have in place commercially reasonable disaster recovery plans, procedures and facilities. The Company’s and its Subsidiaries’ technology systems, including application software, middleware, servers, workstations, routers and all other information technology equipment used to conduct the

Business are adequate to support the Business as currently conducted and to provide access to the Company’s and its Subsidiaries’ websites on a basis consistent with industry standards.

(o) Employee Confidentiality Agreements. To the Knowledge of the Company or any of the Principal Stockholders (excluding Kinderhook), no employee or independent contractor of the Company or any of its Subsidiaries is obligated under any agreement or subject to any judgment, decree or order of any court or administrative agency, or any other restriction that would or may materially interfere with such employee or contractor carrying out his or her duties for the Company or such Subsidiary or that would materially conflict with the Business as presently conducted and proposed to be conducted. To the Knowledge of the Company or any of the Principal Stockholders (excluding Kinderhook), at no time during the conception of or reduction to practice of any Intellectual Property owned by the Company or any of its Subsidiaries was any developer, inventor or other contributor to such Intellectual Property operating under any grant from any Governmental Authority or private source, performing research sponsored by any Governmental Authority or private source or subject to any employment agreement or invention assignment or nondisclosure agreement or other obligation with any third party that reasonably would be expected to adversely affect the Company’s or such Subsidiary’s rights in such Intellectual Property.

(p) Use of User Data.

(i) The Company’s and its Subsidiaries’ use, license, sublicense and sale of any User Data (as defined below) collected from users of any website of the Company or any of its Subsidiaries have complied in all material respects with the Company’s and its Subsidiaries’ published privacy policy in effect at the time such User Data was collected (collectively, the “Privacy Policies”). True, correct and complete copies of such Privacy Policies have been provided to Parent.

(ii) The Company and each of its Subsidiaries has complied in all material respects, and is now and at all times will be in compliance in all material respects with all Applicable Laws that relate to or govern the compilation, use and transfer of User Data.

(iii) None of the Privacy Policies prohibits the transfer of User Data to Parent and its Affiliates pursuant to Parent’s acquisition of the Company and its Subsidiaries pursuant to this Agreement.

(iv) Except for restrictions disclosed on the respective websites of the Company and its Subsidiaries as of the date of this Agreement, there shall be no restriction (whether pursuant to the Privacy Policies, Applicable Law or otherwise) on the use by Parent or any of its Affiliates of User Data collected by the Company and its Subsidiaries prior to the Closing Date.

(v) For purposes hereof, (1) “User Data” means: (w) all data related to impression and click-through activity of users, including user identification and associated activities at a web site as well as pings and activity related to closed loop reporting and all other data associated with a user’s behavior on the Internet, (x) all data that contains a Personal Element, (y) known, assumed or inferred information or attributes about a user or identifier, and

(z) all derivatives and aggregations of (w), (x) and (y), including user profiles; (2) “Personal Element” means a natural person’s full name (or last name if associated with an address), telephone number, email address, Unique Identifying Number, photograph, or any other information, alone or in combination, that allows the identification of a natural person; and (3) “Unique Identifying Number” means an identifier uniquely associated with a person such as a social security number, driver’s license number, passport number or customer number, but excluding an identifier which is randomly or otherwise assigned so that it cannot reasonably be used to identify the person.

(q) Neither this Agreement nor the transactions contemplated by this Agreement will result in the Parent or any Affiliate thereof being bound by, or subject to, any non-compete or other restriction on the operation or scope of their respective businesses.

4.21. Transactions with Certain Persons.

(a) Except as set forth in Schedule 4.21(a), to the Knowledge of the Company or any of the Principal Stockholders (excluding Kinderhook), no officer or director of the Company or any of its Subsidiaries or any Affiliate of any such person has had, either directly or indirectly, a material interest in: (a) any person or entity which purchases from or sells, licenses or furnishes to the Company or any of its Subsidiaries any goods, property, technology, intellectual or other property rights or (b) any contract or agreement to which the Company or any of its Subsidiaries is a party or by which it may be bound or affected.

(b) Except as set forth in Schedule 4.21(b), no Principal Stockholder or any of his, her or its Subsidiaries or Affiliates has had, either directly or indirectly, a material interest in: (a) any person or entity which purchases from or sells, licenses or furnishes to the Company or any of its Subsidiaries any goods, property, technology, intellectual or other property rights or (b) any contract or agreement to which the Company or any of its Subsidiaries is a party or by which it may be bound or affected.

4.22. Insurance. Schedule 4.22 sets forth a complete and correct list of all insurance policies of the Company and its Subsidiaries of any kind currently in force and also sets forth for each insurance policy the type of coverage, the name of the insureds, the insurer, the premium, the expiration date, the deductibles and loss retention amounts and the amounts of coverage. True, correct and complete copies of such insurance policies have been made available to Parent. All insurance coverage applicable to the Company, its Subsidiaries and the Business is in full force and effect and insures the Company and its Subsidiaries in reasonably sufficient amounts against all risks usually insured against by persons operating similar businesses or properties of similar size in the localities where such businesses or properties are located. Except as set forth on Schedule 4.22, neither the Company nor any of its Subsidiaries has any self-insurance or co-insurance programs, and the reserves set forth on the March 2005 Balance Sheet are adequate to cover all anticipated liabilities with respect to any such self-insurance or co-insurance programs.

4.23. Accounts Receivable. The accounts receivable set forth on the March 2005 Balance Sheet represent bona fide claims of the Company against the other parties for products sold or services performed or other charges arising on or before the date hereof and have been prepared in accordance with GAAP, subject to normal year-end adjustments and the absence of footnotes. Except as set forth on Schedule 4.23, neither the Company nor any of its Subsidiaries has received written notice of any claim or right of setoff with respect to such accounts receivable.

4.24. Certain Business Practices. To the Knowledge of the Company and each of the Principal Stockholders (excluding Kinderhook) none of the directors, officers, agents or employees of the Company or any of its Subsidiaries or any of their affiliates has, in each case in connection with the Business, (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses, including without limitation, expenses related to political activity, (b) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns, made any bribes or kickback payments or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (c) made any other unlawful payment.

4.25. No Brokers. Except as set forth on Schedule 4.25, none of the Company or any of its Subsidiaries, any of their respective officers, directors or employees, or any of the Principal Stockholders has entered into nor will enter into any contract, agreement, arrangement or understanding with any broker, finder or similar agent or any Person which will result in the obligation of Parent, the Company, any of its Subsidiaries, the Principal Stockholders or any of their respective Affiliates to pay any finder’s fee, brokerage fees or commission or similar payment in connection with the transactions contemplated hereby.

4.26. Books and Records. The Company and its Subsidiaries have made and kept (and given Parent access to) true, correct and complete books and records and accounts, which, in reasonable detail, accurately and fairly reflect the activities of the Company and its Subsidiaries. The minute books of the Company and its Subsidiaries previously made available to Parent accurately and adequately reflect in all material respects all action previously taken by the Stockholders, board of directors and committees of the board of directors of the Company and its Subsidiaries. The copies of the stock book records of the Company and its Subsidiaries previously made available to Parent are true, correct and complete, and accurately reflect all transactions effected in the stock of the Company and its Subsidiaries through and including the date hereof.

4.27. Bank Accounts. Schedule 4.27 contains a true, correct and complete list of all bank accounts maintained by the Company and its Subsidiaries, including each account number and the name and address of each bank and the name of each person who has signature power with respect to each such account.

4.28. Authorization by Principal Stockholders. Each Principal Stockholder has all requisite power and authority, and has taken all action necessary, to execute, deliver and perform this Agreement and the Ancillary Agreements to which he, she or it is a party, to consummate the transactions contemplated hereby and thereby and to perform his, her or its obligations hereunder and thereunder. This Agreement has been duly executed and delivered by such Principal Stockholder and is, and, upon execution and delivery of the Ancillary Agreements to which such Principal Stockholder is a party, this Agreement, and the Ancillary Agreements to which such Principal Stockholder is a party, will be, the legal, valid and binding obligations of such Principal Stockholder, enforceable against him, her or it in accordance with their respective terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting creditors’ rights generally and except insofar as the availability of equitable remedies may be limited by Applicable Law.

4.29. Title to Shares. Each Principal Stockholder is the record and beneficial owner of, and has legal and valid title to, the shares of Common Stock held by such Principal Stockholder, free and clear of any and all Encumbrances of any kind or nature whatsoever.

4.30. Proceedings Regarding Principal Stockholders. There is no Proceeding pending against, or to each Principal Stockholder’s knowledge, threatened or anticipated against or affecting, any Principal Stockholder which has or might be reasonably expected to have a Material Adverse Effect on the ability of such Stockholder to perform any of its obligations hereunder or under the Ancillary Agreements to which he, she or it is a party or on the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements to which he, she or it is a party.

4.31. Company Information. The information supplied by the Company in the Proxy Statement will not, on the date the Proxy Statement is first sent or given to Stockholders, or on the date of the Company Stockholder Meeting, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading, provided, that the representations and warranties set forth in this sentence shall not be deemed to be breached as a result of any information in the Proxy Statement furnished to the Company in writing by Parent or any of its Affiliates for use in the Proxy Statement. The Proxy Statement will, on the date the Proxy Statement is first sent or given to security holders and on the date of the Company Stockholder Meeting, comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder, provided, that the representations and warranties set forth in this sentence shall not be deemed to be breached as a result of any information in the Proxy Statement furnished to the Company in writing by Parent or any of its Affiliates for use in the Proxy Statement. The Company agrees promptly to correct the Proxy Statement if and to the extent that it shall have become false or misleading in any material respect.

4.32. No Existing Discussions. As of the date of this Agreement, none of the Company or any of its representatives is engaged, directly or indirectly, in any discussions or negotiations with any other Person relating to any Takeover Proposal.

4.33. Fairness Opinion. The Company has received an opinion from Janney, Montgomery Scott LLC to the effect that as of the date thereof and based upon and subject to the matters set forth therein, the Merger Consideration is fair to the Stockholders from a financial point of view. Janney, Montgomery Scott LLC has consented to the inclusion of such opinion in the Proxy Statement.

4.34. State Takeover Laws. No state takeover statute or similar regulation (including, without limitation, Section 203 of the DGCL) applies to the Merger, this Agreement or any of the transactions contemplated hereby.

4.35. eTechLogix. Parent and the Surviving Corporation shall have no liability for, and shall suffer no loss from, (i) any Liabilities of eTechLogix, (ii) any actions or omissions taken by or on behalf of eTechLogix, (iii) any actions or suits brought against the principals, stockholders, officers or directors of eTechLogix or (iv) any actions or suits arising from or related to the eTechLogix Transaction.

4.36. Certain Payments. Except as set forth on Schedule 4.36, since March 31, 2005, the Company has not made any payments, or incurred an obligation to make any payments, in respect of, or to pursue, settle or resolve, any pending or threatened litigation matters or consumer complaints (“Unaccrued Litigation and Consumer Complaints”) not accrued for on the unaudited balance sheet of the Company and its Subsidiaries as of March 31, 2005, as such balance sheet is reflected in the Company’s Quarterly Report on Form 10-QSB for the Quarterly Period Ended March 31, 2005, as filed with the SEC on May 20, 2005 (excluding, for purposes hereof, any amendments to such report), and as such accruals are set forth on Exhibit J hereto.

4.37. eTechLogix Software. ETechLogix then owned all of the software transferred or purported to be transferred to 20-20 Technologies International, Inc. pursuant to the April 8, 2005 Asset Purchase Agreement among such parties (the “20-20 Purchase Agreement”), and such transferred software did not incorporate any of the software assigned under eTechLogix’s Assignment and Delegation of Customized System Development Agreement dated October 19, 2001.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES
OF PARENT AND MERGER SUB

Parent and Merger Sub hereby represent and warrant to the Company and the Principal Stockholders as follows, which representations and warranties are true and correct, as of the date hereof, that:

5.1. Organization of Parent and Merger Sub. Each of Parent and Merger Sub is duly organized, validly existing and in good standing under the laws of the State of Delaware with full power and authority to conduct its business as it is presently being conducted, and to own or lease, as applicable, its assets. Each of Parent and Merger Sub is duly qualified to do business as a foreign entity and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary, except where the failure to be so qualified or in good standing would not have a Material Adverse Effect on Parent or Merger Sub, as the case may be.

5.2. Authorization. Each of Parent and Merger Sub has all requisite power and authority, and has taken all action necessary, to execute and deliver this Agreement and the Ancillary Agreements to which it is a party, to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and the Ancillary Agreements to which it is a party by Merger Sub and the consummation by Merger Sub of the transactions contemplated hereby and thereby have been duly approved by the board of directors and stockholder of Merger Sub. No other proceeding on the part of either of Parent or Merger Sub is necessary to authorize this Agreement and the Ancillary Agreements to which they are parties and the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and is, and upon execution and delivery the Ancillary Agreements to which each is a party will be, a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with their respective terms except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting creditors’ rights generally and except insofar as the availability of equitable remedies may be limited by Applicable Law

5.3. Compliance with Other Instruments. The execution, delivery and performance of and compliance with this Agreement and the consummation of the transactions contemplated hereby will not result in a violation or default, or be in conflict with or constitute, with or without the passage of time or the giving of notice or both, under Parent’s or Merger Sub’s Certificate of Incorporation or Bylaws, or, assuming that the consents and approvals referred to in Section 5.4 are duly obtained, under any statutes, laws, Regulations or Orders applicable to Parent or Merger Sub, except for any such violation, default or conflict which would not have a Material Adverse Effect on Parent or Merger Sub.

5.4. Consents and Approvals. Except for the filing of the Merger Certificate and other appropriate merger documents as required by the DGCL, no consent, approval or authorization of, declaration to, or filing or registration with, any Governmental Authority, or any other Person, is required to be made or obtained by each of Parent or Merger Sub in connection with the execution, delivery and performance by each of Parent and Merger Sub of this Agreement and the consummation of the transactions contemplated hereby other than those the failure of which to obtain or make would not have a Material Adverse Effect on Parent or Merger Sub.

ARTICLE VI.

COVENANTS OF ALL PARTIES

Each of the Company, the Principal Stockholders (excluding Kinderhook), Parent and Merger Sub covenants and agrees as follows:

6.1. Conduct of Business. From the date hereof through the Closing, the Company shall carry on the operation of the Business in the Ordinary Course and will use commercially reasonable efforts not to take any action inconsistent with this Agreement. Except as contemplated hereby or as may be incidental to or in furtherance of the transactions contemplated hereby or as may have been set forth herein or in the disclosure Schedules hereto, the Company shall use commercially reasonable efforts to maintain the present character and quality of the Business, including its present operations, physical facilities, working conditions, and relationships with lessors, licensors, suppliers, customers, partners (including, without limitation, joint venture partners, syndication partners and strategic partners) and employees. Without limiting the generality of the foregoing, unless consented to by Parent in writing, the Company, except as specifically contemplated by this Agreement, shall not:

(a) incur any indebtedness for borrowed or purchase money or letters of credit, or assume, guarantee, endorse (other than endorsements for deposit or collection in the Ordinary Course of Business), or otherwise become responsible for obligations of any other Person except in the Ordinary Course of Business;

(b) issue or redeem any securities other than pursuant to the exercise of Company Options or Warrants outstanding as of the date hereof;

(c) make or incur any obligation to make any distribution to its Stockholders;

(d) make any change to its Certificate of Incorporation or Bylaws other than pursuant to Section 2.5;

(e) mortgage, pledge or otherwise encumber any of its assets or sell, transfer or otherwise dispose of any of its assets except in the Ordinary Course of Business;

(f) make any investment of a capital nature either by purchase of stock or securities, contributions to capital, property transfer or otherwise, or by the purchase of any property or assets of any other Person, except in the Ordinary Course of Business;

(g) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than the Merger) or otherwise permit its corporate existence to be suspended, lapsed or revoked;

(h) sell, lease, license, transfer or otherwise dispose of assets of the Company in excess of $25,000 in any single transaction or series of transactions;

(i) terminate any Material Contract or make any change in any Material Contract which will result in an aggregate value, cost or amount in excess of $25,000;

(j) make any change in any method of accounting or accounting practice except as required by GAAP or Applicable Law;

(k) enter into, modify or amend any employment agreement or arrangement with, or grant any bonuses, salary increase, or retention pay to, any officer, director, consultant or key employee, other than (x) in connection with promotions or other changes in positions or responsibilities of employees that do not involve an increase in compensation, severance or benefits; or (y)  as may be required by Applicable Law or any Benefit Plan as in effect on the date hereof;

(l) modify, amend or terminate any Benefit Plan or increase the benefits provided under any Benefit Plan except as required by Applicable Law;

(m) enter into, renew on materially different terms or agree to enter into, or renew on materially different terms, any employee welfare, pension, retirement, profit-sharing or similar plan, program, agreement, policy or arrangement except as required by Applicable Law;

(n) enter into any new or renew any other Material Contract with respect to the Business which has an aggregate value, cost or amount in excess of $50,000;

(o) file any amended returns with respect to Taxes, make or change any election in respect of material Taxes, enter into any closing agreement, settle any claim or assessment in respect of material Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of material Taxes;

(p) make any prepayments with respect to, or advance any funds under, any agreement or arrangement to which the Company is a party other than in the Ordinary Course of Business;

(q) make any individual cash payment in excess of $10,000, other than payments made in the Ordinary Course of Business (including, without limitation, payments for Taxes due and payments to the Company’s suppliers); or

(r) make any payments, or incur an obligation to make any payments, in respect of, or to pursue, settle or resolve, any Unaccrued Litigation and Consumer Complaints, in excess of an aggregate of $45,000.

6.2. Investigation by Parent.

(a) The Company shall (i) allow Parent during regular business hours to make such investigation of the business, properties, books and records of the Company, and to conduct such examination of the condition of the assets of the Company and the Business as Parent reasonably deems necessary or advisable to familiarize itself with the assets, properties, books, records and other matters and to verify the representations and warranties of the Company hereunder, including, without limitation, discussions with the Company’s officers, employees, independent accountants, actuaries, customers, distributors and suppliers and other agents; provided that Parent and its representatives shall conduct such investigation in a manner so as to minimize the disruption of the Company’s business and operations and (ii) furnish promptly to Parent (A) a copy of each report, schedule, registration statement and other document filed by the Company during such period pursuant to the requirements of federal or state securities laws and (B) such financial and operating data and other information with respect to the Company and the Company’s Subsidiaries as Parent may from time to time reasonably request. Notwithstanding any other provision of this Agreement, Parent shall have the right to disclose any information it receives pursuant to this Section 6.2(a) to its advisors.

(b) The Company shall keep Parent apprised of all material developments in connection with the sale of the assets of eTechLogix, Inc. as reported in the Company’s Current Report on Form 8-K dated April 14, 2005.

(c) As applicable between the date hereof and the Effective Time, the Company shall furnish to Parent (i) within two (2) Business Days following preparation thereof (and in any event within ten calendar days after the end of each month) an unaudited balance sheet as of the end of such month and the related statements of earnings, stockholders’ equity (deficit) and cash flows, (ii) within two (2) Business Days following preparation thereof (and in any event within twenty calendar days after the end of each fiscal quarter) an unaudited balance sheet as of the end of such quarter and the related statements of earnings, stockholders’ equity (deficit) and cash flows for the quarter then ended, with condensed notes to such financial statements, and (iii) within two (2) Business Days following preparation thereof (and in any event within one hundred and twenty (120) calendar days after the end of each fiscal year) an audited balance sheet as of the end of such year and the related statements of earnings, stockholders’ equity (deficit) and cash flows, all of such financial statements referred to in clauses (i), (ii) and (iii) to be prepared in accordance with GAAP in conformity with the practices consistently applied by the Company with respect to such financial statements. All the foregoing shall be in accordance with the books and records of the Company and shall fairly present the Company’s financial position (taking into account the differences between the monthly, quarterly and annual financial statements prepared by the Company in conformity with its past practices) as of the last day of the period then ended.

(d) Between the date hereof and the Effective Time, the Company shall promptly inform Parent of the initiation of any Proceeding and of any significant developments with respect to any such Proceeding or any Proceeding in existence on the date hereof.

(e) Between the date hereof and the Effective Time, the Company shall advise Parent of any accounting determinations made other than in the Ordinary Course of Business and consult with Parent prior to implementing any such accounting determination.

(f) Between the date hereof and the Effective Time, the Company shall, on every Wednesday, furnish to Parent an updated check register for the Company.

6.3. Regulatory Matters.

(a) Subject to the terms and conditions herein and subject to all Applicable Laws, each of the parties hereto agrees to use all commercially reasonable efforts to take or cause to be taken all action and to do or cause to be done all things reasonably necessary, proper or advisable under all Applicable Laws, or as may otherwise be reasonably requested by any other party hereto, to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable, including using all reasonable efforts to do the following: (i) cooperate in the preparation and filing of any filings that may be required under merger notification laws or regulations of foreign Governmental Authorities as soon as practicable after the date of this Agreement and in any event within ten (10) Business Days after the date of this Agreement; (ii) obtain consents of all third parties and Governmental Authorities necessary, proper, advisable or reasonably requested by Parent or the Company for the consummation of the transactions contemplated by this Agreement prior to the Outside Date (but subject to the last sentence of Section 6.3(b) below); (iii) contest any legal proceeding relating to the Merger so as to permit consummation of the Merger prior to the Outside Date; and (iv) execute any additional instruments necessary to consummate the transactions contemplated hereby. Subject to the terms and conditions of this Agreement, Parent and Merger Sub agree to use commercially reasonable efforts to cause the Effective Time to occur as soon as practicable.

(b) The Company and Parent shall, to the extent permitted by Applicable Law, upon request, furnish each other with all information concerning themselves, their Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with any statement, filing, notice or application made by or on behalf of the Company, Parent or any of their respective Subsidiaries to any Governmental Authority in connection with the transactions contemplated by this Agreement.

(c) The Company and Parent shall promptly advise each other upon receiving any communication from any Governmental Authority whose consent or approval is required for consummation of the transactions contemplated by this Agreement that causes such party to believe that there is a reasonable likelihood that any approval of such Governmental Authority will not be obtained or that the receipt of any such approval will be materially delayed.

6.4. Notification of Certain Matters.

(a) The Company shall give prompt notice to Parent of (i) the occurrence, or failure to occur, of any event before the Closing which occurrence or failure causes any representation or warranty of the Company contained in this Agreement or any exhibit or schedule hereto to be untrue or inaccurate in any material respect and (ii) any material failure of the Company or any of its Affiliates to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, or any exhibit or schedule hereto; provided, however, that such disclosure shall not be deemed to cure any breach of a representation, warranty, covenant or agreement or to satisfy any condition. The Company shall promptly notify Parent of any event or state of facts before the Closing that constitutes a Material Adverse Effect on the Company or any of its Subsidiaries. Any such notification by the Company shall not be deemed to amend the schedules hereto for purposes of determining whether the conditions set forth in Article VII hereof have been satisfied and shall not be deemed to cure any breach of any representation or warranty or to limit the rights and remedies of the parties under this Agreement for any breach by the other parties of such representations and warranties.

(b) Parent shall give prompt notice to the Company of (i) the occurrence, or failure to occur, of any event before the Closing which occurrence or failure causes any representation or warranty of Parent or Merger Sub contained in this Agreement, or any exhibit or schedule hereto to be untrue or inaccurate in any material respect and (ii) any material failure of Parent or Merger Sub or any of their respective Affiliates or Representatives, as applicable, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement or any exhibit or schedule hereto; provided, however, that such disclosure shall not be deemed to cure any breach of a representation, warranty, covenant or agreement or to satisfy any condition.

(c) Not earlier than ten and not less than five days before the date scheduled for Closing, the Company shall correct and supplement in writing any information furnished by the Company or any of the Principal Stockholders on the disclosure Schedules hereto that are materially incorrect or incomplete, and shall promptly furnish such corrected and supplemented information to Parent, so that such information shall be correct and complete at the time such updated information is so provided. Thereafter, prior to the Closing, the Company shall correct and supplement in writing any information furnished by the Company or any of the Principal Stockholders on the disclosure Schedules hereto that is materially incorrect or incomplete. It is agreed that the furnishing of such corrected and supplemental information, in and of itself, shall not create any presumption that such information constitutes or evidences the existence of a material change or any breach or violation by the Company of any provision of this Agreement. Any corrected and supplemental information shall not be deemed to amend the disclosure Schedules hereto for purposes of determining whether the conditions set forth in Article VII hereof have been satisfied and shall not be deemed to cure any breach of any representation or warranty or to limit the rights and remedies of Parent and Merger Sub under this Agreement for any breach by the Company of such representations and warranties.

6.5. Public Announcements. The initial press release relating to this Agreement or the transactions contemplated hereby shall be a joint press release, to be agreed upon by Parent and the Company. Thereafter and through the Effective Time, the Company shall consult with Parent before issuing any press releases or otherwise making any public statements with respect to this Agreement or the transactions contemplated hereby, and the Company shall not issue any press release or make any public statement prior to obtaining Parent’s written approval, which approval shall not be unreasonably withheld, except that no such approval shall be necessary to the extent disclosure is required by Applicable Laws or court process, in which case Parent shall be given a reasonable opportunity to comment on the proposed disclosure prior to any such press release or public statement being made.

6.6. No Solicitation.

(a) Subject to Section 6.6(c), neither the Company nor any of the Principal Stockholders shall, nor shall any of them authorize or permit any officer, director or employee, financial advisor, attorney or other advisor or representative of, the Company or any Principal Stockholder to: (i) solicit, initiate or encourage the submission of, any Takeover Proposal; (ii) enter into any letter of intent, agreement in principle, acquisition agreement or other agreement with respect to, or approve or recommend, any Takeover Proposal; or (iii) participate in any discussions or negotiations regarding, or furnish to any Person any information with respect to the Company in connection with, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Takeover Proposal. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the first sentence of this Section 6.6(a) by any officer or director of the Company or any Principal Stockholder or any financial advisor, attorney or other advisor or representative of the Company or any Principal Stockholder, whether or not such person is purporting to act on behalf of the Company, any Principal Stockholder or otherwise, shall be deemed to be a breach of this Section 6.6(a) by the Company and the Principal Stockholders.

(b) The Company or the Principal Stockholders, as the case may be, shall advise Parent orally and in writing within 24 hours of (i) any Takeover Proposal or any inquiry with respect to or which would reasonably be expected to lead to a potential Takeover Proposal that is received by or communicated to any officer or director of the Company or any of the Principal Stockholders or, to the Knowledge of the Company or any of the Principal Stockholders, any financial advisor, attorney or other advisor or representative of the Company or any Principal Stockholder, (ii) the material terms of such Takeover Proposal or inquiry (including a copy of any written proposal) and (iii) the identity of the Person making any such Takeover Proposal or inquiry. The Company and the Principal Stockholders will keep Parent informed of the status of such Takeover Proposal or inquiry (including, without limitation, notifying Parent orally and in writing of any material change to the terms of such Takeover Proposal or inquiry and providing copies of any revised written proposal within 24 hours of the receipt thereof by the Company or any Principal Stockholder).

(c) Notwithstanding Section 6.6(a), in the event that the Company or any Principal Stockholder receives from any Person an unsolicited Takeover Proposal after the date of this Agreement and prior to receipt of the Company Stockholder Approval that did not otherwise result from a breach of this Section 6.6 and the Company’s Board of Directors determines in good faith (after consultation with and taking into account the advice of its outside legal counsel and outside financial advisors of nationally recognized reputation) is a Superior Proposal, (x) the Company or its representatives may make such inquiries or conduct such discussions and negotiations with respect to the Takeover Proposal that the Company’s Board of Directors, after consultation with outside legal counsel, reasonably determines in good faith would constitute a breach of the fiduciary duties of the Company’s Board of Directors to its stockholders under the DGCL if such actions are not taken and (y) after giving Parent written notice of its intention to do so, the Company may provide confidential information concerning the Company to such Person, but only if, prior to such inquiries, discussions, negotiations and/or provision of information, the Person making such Takeover Proposal shall have entered into a confidentiality agreement no less restrictive than the Mutual Non-Disclosure Agreement, effective as of April 15, 2005, between Parent and the Company, provided that such confidentiality agreement shall provide that the disclosure to Parent of the terms and conditions of such Takeover Proposal, including the identity of the Person making such Takeover Proposal and any material changes thereto, shall not be prohibited by such agreement. In such event, the Company shall (A) orally and in writing within 24 hours of receipt thereof, inform Parent of the material terms and conditions of such Takeover Proposal, including the identity of the Person making such Takeover Proposal, (B) keep Parent informed of the status of such Takeover Proposal (including notifying Parent orally and in writing of any material change to the terms of any such Takeover Proposal and providing copies of any revised written proposals within 24 hours of the Company’s receipt thereof), and (C) simultaneously with delivery to such third party in connection with such Takeover Proposal, deliver to Parent copies of all confidential information regarding the Company delivered by the Company to any third party in connection with such Takeover Proposal (unless copies of such information have already been provided to Parent).

(d) Notwithstanding anything to the contrary in this Agreement, the Board of Directors of the Company may withdraw its recommendation of this Agreement and the Merger if the Board of Directors of the Company reasonably determines in good faith, after consultation with and taking into account the advice of its outside legal counsel, that such action is necessary in order for the Company’s Board of Directors to comply with its fiduciary duties to the Company’s stockholders under the DGCL; provided that the Board of Directors may not withdraw its recommendation at any time after the Company’s Board of Directors has made the determination under Section 6.6(c) unless the Company (i) has given written notice to Parent of the Board of Directors’ intention to withdraw its recommendation, (ii) has provided Parent with all of the information regarding the Takeover Proposal contemplated by Sections 6.6(c) and 8.1(e)(i) and otherwise satisfied all of its obligations under those Sections, and (iii) has not received an offer from Parent within three Business Days of Parent’s receipt of notice of the type described in Section 8.1(e)(i).

(e) Nothing contained in this Agreement shall prohibit the Company from taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or 14e-2 promulgated under the Exchange Act or from making any disclosure to the Company’s stockholders if, in the good faith judgment of the Company’s Board of Directors (after consultation with its outside counsel), such disclosure is necessary for the Company’s Board of Directors to comply with its fiduciary duties under Applicable Law.

6.7. Merger Consideration Adjustment. Any payments made pursuant to Section 9.2(a) of this Agreement shall constitute an adjustment to the Merger Consideration for Tax purposes and shall be treated as such by Parent, the Company and the Stockholders on their Tax Returns.

6.8. Confidentiality. This Agreement and all information provided pursuant to and in connection herewith are subject to the terms of that certain Mutual Non-Disclosure Agreement, effective as of April 15, 2005, between Parent and the Company; provided that (i) Parent may contact customers of the Company with respect to the transactions contemplated by this Agreement (subject to the limitations of Section 6.13 of this Agreement) and (ii) Parent or the Company may make public statements in accordance with Section 6.5 hereof.

6.9. Preparation of the Proxy Statement; Stockholder Approval.

(a) As soon as practicable and in no event later than the 10th Business Day following the date of this Agreement, the Company shall prepare and file with the SEC the Proxy Statement in preliminary form. The Company shall ensure that the Proxy Statement complies in all material respects with all applicable requirements of the Securities Act and Exchange Act. The Company shall provide Parent with a reasonable opportunity to review and comment on the Proxy Statement and any amendment or supplement to the Proxy Statement prior to filing the same with the SEC, and the Company shall promptly provide Parent with a copy of all such filings made with the SEC. The Company shall, as promptly as practicable after receipt thereof, provide Parent copies of any written comments, and advise Parent of any oral comments or communications regarding the Proxy Statement received from the SEC and shall, after consultation with Parent, provide a written response to the SEC as promptly as practicable after the Company’s receipt of such comments from the SEC.

(b) If, at any time prior to the receipt of the Company Stockholder Approval, any event occurs with respect to the Company or any of its Subsidiaries, or any change occurs with respect to other information supplied by the Company for inclusion in the Proxy Statement, which is required to be described in an amendment of, or a supplement to, the Proxy Statement, the Company shall promptly notify Parent of such event, and the Company and Parent shall cooperate and within 3 Business Days after the occurrence of the event giving rise to such amendment or supplement file with the SEC any necessary amendment or supplement to the Proxy Statement and, as required by Applicable Laws, disseminate the information contained in such amendment or supplement to the Stockholders.

(c) If, at any time prior to the receipt of the Company Stockholder Approval, any event occurs with respect to Parent or Merger Sub, or change occurs with respect to other information supplied by Parent for inclusion in the Proxy Statement, which is required to be described in an amendment of, or a supplement to, the Proxy Statement, Parent shall promptly notify the Company of such event, and Parent and the Company shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Proxy Statement and, as required by Applicable Laws, in disseminating the information contained in such amendment or supplement to the Stockholders, all at Parent’s sole expense.

(d) The Company shall, as soon as practicable following the date of this Agreement, duly call and give notice of, and, on the first Business Day on which it is permitted to do so under the DGCL and its bylaws, convene and hold, a meeting of its stockholders (the “Company Stockholder Meeting”) for the purpose of seeking the Company Stockholder Approval. The Company shall (i) cause the final Proxy Statement to be mailed to the Stockholders within 3 Business Days after the first day on which it is permitted to do so pursuant to the rules and regulations of the SEC and (ii) use its best efforts to solicit from its stockholders proxies in favor of the approval of the Merger and this Agreement. The Company shall, through its Board of Directors, recommend to its Stockholders that they give the Company Stockholder Approval, except to the extent that the Company Board shall have withdrawn or modified its approval or recommendation of this Agreement or the Merger as permitted by Section 6.6(d). Notwithstanding the foregoing, the Company, after consultation with Parent, may adjourn or postpone the Company Stockholder Meeting to the extent necessary to ensure that any legally required supplement or amendment to the Proxy Statement is provided to the Company’s Stockholders or, if as of the time for which the Company Stockholders Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient shares of Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Stockholder Meeting.

6.10. Company SEC Documents. The Company shall, before the Closing Date, file all reports, schedules, forms, statement and other documents required to be filed by the Company with the SEC on or before the Closing Date pursuant to Section 13(a) and 15(d) of the Exchange Act or pursuant to the Securities Act, including, without limitation, the filing of an amendment to the Company’s Annual Report on Form 10-K for the year ended December 31, 2004 to comply with the SEC’s rules and regulations.

6.11. Matters Pertaining to Company Options and Warrants. The Company shall, prior to the Closing Date, take all actions and provide all notices and other communications necessary to accomplish the treatment of Company Options and Warrants set forth in Sections 2.8(d), (e) and (f) hereof, including, without limitation, obtaining the consent of each holder of Vested In-The-Money Company Options and In-The-Money Warrants to such treatment.

6.12. Indemnification of Officers and Directors.

(a) Within 15 days after the execution of this Agreement, each of Parent and the Principal Stockholder Representative shall solicit and receive proposals for “tail” insurance coverage (the “D&O Policy”) covering a period of four years after the Closing, that provides the Company’s current and former directors and officers who are currently covered by the Company’s existing insurance and indemnification policy coverage for events occurring at or prior to the Effective Time that (i) is at least as favorable as the existing policy, (ii) has deductible amounts not greater than the current policy and (iii) has a total cost not in excess of the amount set forth on Schedule 6.12. At or prior to the Effective Time, Parent shall purchase the D&O Policy with the lowest total cost, provided, however, that if the D&O Policy with the lowest total cost is the one presented by the Principal Stockholder Representative, then Parent shall not be obligated to purchase such D&O Policy if Parent does not approve of such policy in Parent’s reasonable discretion, acting in good faith, and shall instead purchase the D&O Policy presented by Parent. The portion of the cost of the purchased D&O Policy (the “Excess D&O Policy Amount”) equal to (A) the total cost of the purchased D&O Policy minus (B) the lesser of (1) the annual premium of the purchased D&O Policy for the first year of coverage and (2) the annual premium currently in place for the Company’s existing directors’ and officers’ insurance policy, shall be deducted from the Merger Consideration in accordance with its definition in Section 1.1.

(b) The provisions of this Section 6.12 are intended to be in addition to the rights otherwise available to the current officers and directors of the Company by law, charter, statute or bylaw, and shall operate for the benefit of, and shall be enforceable by, each of such officers and directors, their heirs and their representatives.

6.13. Transition of the Company’s Business Pending Closing. Following the execution of this Agreement and in any event no later than three (3) Business Days following the public announcement of the Merger, the Company shall cooperate in good faith with Parent to facilitate the transition of the Company’s Business consistent with the plan of transition agreed to by the parties prior to signing this Agreement, which transition shall not become effective until Closing, by providing all contact and profile information for all of the contractors in the Company’s network in a format determined by Parent. In addition, the Company shall use its commercially reasonable best efforts to (i) assist Parent in converting the Company’s contractor profiles for all such contractors into profiles on the Parent’s contractor network, (ii) cooperate with Parent in the communication of the Merger to the Company’s network of contractors, and the transition contemplated thereby, with such communication being mutually agreed to by the parties acting in good faith, (iii) cooperate with Parent in transitioning distribution of consumer leads, via the Company’s consumer marketing affiliates, as requested by Parent, and (iv) facilitate a smooth transition and integration of all other aspects of the Company’s business to Parent, as requested by Parent, in each case, with the understanding that none of such transition activities may become effective in the operation of the Company's Business until Closing; provided, however, that, until the Closing, Parent may not (x) use any information obtained pursuant to, or any action permitted by, this Section 6.13 in the operation of its business; (y) establish any full time staff at the Company’s offices; or (z) require that any employee of the Company take or refrain from any action inconsistent with direction from the Company’s management. Parent also agrees to use its commercially reasonable best efforts, in connection with the activities contemplated by this Section 6.13, to avoid any disruption of the Company’s ongoing business operations during the period prior to Closing. If this Agreement is terminated pursuant to Article VIII of this Agreement, Parent agrees to destroy or return to the Company all information obtained pursuant to this Section 6.13 and to refrain from utilizing such information in the operation of Parent’s business following such termination; provided, that nothing in this Section 6.13 shall prevent Parent from using any information with respect to any contractor already in its possession prior to the date of this Agreement or obtained from a source other than the Company.

6.14. Certain eTechLogix Obligations. The Company agrees to use commercially reasonable best efforts to cause the obligations of eTechLogix pursuant to Section 2.1.5 of the 20-20 Purchase Agreement to be fulfilled prior to Closing. To the extent such obligations are not fulfilled prior to Closing, then after Closing Parent agrees to use its commercially reasonable best efforts to cause Zeeshan Ghalib, for so long as he is an employee of Parent or the Surviving Corporation, to be available to eTechLogix as an independent contractor for purposes of fulfilling the obligations of eTechLogix pursuant to Section 2.1.5 of the 20-20 Purchase Agreement, it being understood that Mr. Ghalib’s services shall be provided to eTechLogix at no charge in order for eTechLogix to fulfill any remaining portion of its 20-day service commitment pursuant to Section 2.1.5 of the 20-20 Purchase Agreement. Further, insofar as Mr. Ghalib is an employee of the Surviving Corporation, the Surviving Corporation shall allow for the independent contracting of Mr. Ghalib in accordance with the foregoing with such additional days during the 1-year period being charged at a pass-through rate in accordance with the hourly rate agreed to with 20-20 Technologies International, Inc., provided such hourly rate shall not be less than the effective hourly rate paid to Mr. Ghalib by the Surviving Corporation.

ARTICLE VII.

CONDITIONS TO OBLIGATIONS

7.1. Conditions to Each Party’s Obligations to Effect the Merger. The respective obligations of each party hereto to consummate the transactions provided for hereby are subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions:

(a) All approvals under antitrust regulatory filings in any jurisdiction that shall be necessary or determined by Parent and the Company to be reasonably desirable shall have been obtained, and there shall be no commitment by Parent, the Company or any of their respective Subsidiaries to any Governmental Authority not to close the transactions contemplated hereby before a date certain.

(b) No Proceeding by any Governmental Authority shall have been instituted which questions the validity or legality of the transactions contemplated hereby and which could reasonably be expected to adversely affect the assets of the Company or the Business materially if the transactions contemplated hereby are consummated. There shall not be any Regulation or Order that enjoins or makes the transactions contemplated hereby illegal or otherwise prohibited.

(c) Any governmental or regulatory notices or approvals required under any Regulations to carry out the transactions contemplated by this Agreement shall have been obtained and the parties shall have complied with all Regulations applicable to the transactions contemplated by this Agreement.

(d) The Company Stockholder Approval shall have been obtained.

7.2. Conditions to the Company’s Obligations to Effect the Merger. The obligations of the Company to consummate the transactions provided for hereby are subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions, any of which may be waived by the Company:

(a) Each of (i) the representations and warranties of Parent and Merger Sub contained in this Agreement that are qualified by a Material Adverse Effect shall be true and correct in all respects as of the Effective Time as though made on and as of the Effective Time (except that those representations and warranties which address matters only as of a particular date need only be true and correct as of such date), and (ii) the representations and warranties of Parent and Merger Sub contained in this Agreement that are not so qualified (including, without limitation, those which are qualified by the phrase “material”) shall be true and correct as of the Effective Time as though made on and as of the Effective Time (except that those representations and warranties which address matters only as of a particular date need only be true and correct as of such date), except to the extent that the failure of any such representation or warranty specified in this Section 7.2(a)(ii) to be true and correct has not had and could not reasonably be expected to have a Material Adverse Effect on Parent.

(b) Each of Parent and Merger Sub shall have tendered for delivery the documents and other items to be delivered by such parties pursuant to Article III of this Agreement.

(c) Parent and Merger Sub shall have complied with or satisfied in all material respects any covenant, condition or agreement to be complied with or satisfied by such parties under this Agreement, or any exhibit or schedule hereto.

7.3. Conditions to the Obligations of Parent and Merger Sub to Effect the Merger. The respective obligations of Parent and Merger Sub to consummate the transactions provided for hereby are subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions, any of which may be waived by Parent or Merger Sub:

(a) Each of (i) the representations and warranties of the Company and/or the Principal Stockholders contained in this Agreement that are qualified by a Material Adverse Effect shall be true and correct in all respects as of the Effective Time as though made on and as of the Effective Time (except that those representations and warranties which address matters only as of a particular date need only be true and correct as of such date), and (ii) the representations and warranties of the Company and/or the Principal Stockholders contained in this Agreement that are not so qualified (including, without limitation, those which are qualified by the phrase “material”) shall be true and correct as of the Effective Time as though made on and as of the Effective Time (except that those representations and warranties which address matters only as of a particular date need only be true and correct as of such date), except to the extent that the failure of any such representation or warranty specified in this Section 7.3(a)(ii) to be true and correct has not had and could not reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiaries.

(b) The Company and the Principal Stockholders shall have tendered for delivery the documents and other items to be delivered by such parties pursuant to Article III of this Agreement.

(c) The Company shall have received all Permits and Consents by Governmental Authorities that are required for the consummation of the transactions contemplated hereby and the Consents by third parties set forth on Schedule 7.3(c) hereto.

(d) This Agreement and the transactions contemplated hereby shall have been adopted and approved by the requisite vote or consent of the Stockholders.

(e) The Consulting Agreements and the Non-Competition Agreements shall remain in full force and effect.

(f) Since the date of this Agreement there shall not have been any state of facts, event, change, effect, development, condition or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on the Company.

(g) The holders of less than 15% of the outstanding shares of Common Stock shall have validly delivered a written demand for appraisal rights with respect thereto, and shall not have voted in favor of the Merger or otherwise failed to perfect or effectively withdraw or lose such rights, all in accordance with Section 262 of the DGCL.

(h) No Person that is not a Governmental Authority shall have instituted a Proceeding which questions the validity or legality of the transactions contemplated hereby or which seeks to enjoin or make the transactions contemplated hereby illegal or otherwise prohibited.

(i) The eTechLogix Transaction shall have been consummated upon terms and conditions satisfactory to Parent in Parent’s sole discretion.

(j) The Company and the Principal Stockholders shall have complied with or satisfied in all material respects any covenant, condition or agreement to be complied with or satisfied by such parties under this Agreement, or any exhibit or schedule hereto.

ARTICLE VIII

TERMINATION

8.1. Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time:

(a) by mutual written consent of Parent, Merger Sub and the Company; or

(b) by Parent and Merger Sub or the Company if (i) any court of competent jurisdiction in the United States or other United States Governmental Authority shall have issued a final order, decree or ruling or taken any other final action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action is or shall have become nonappealable, (ii) subject to the following, the Merger has not been consummated by October 31, 2005 (the “Outside Date”), provided that no party may terminate this Agreement pursuant to this clause (ii) if such party’s willful failure to fulfill any of its obligations under this Agreement shall have been the reason that the Effective Time shall not have occurred on or before said date, or (iii) upon a vote at a duly held meeting to obtain the Company Stockholder Approval, the Company Stockholder Approval is not obtained; or

(c) by Parent and Merger Sub if there shall have been (i)(A) a material breach of any representation or warranty of the Company or the Principal Stockholders set forth in this Agreement that is not qualified as to materiality or a Material Adverse Effect, or if any such representation or warranty shall be untrue in any material respect; or (B) a breach of any representation or warranty of the Company or the Principal Stockholders set forth in this Agreement that is qualified as to materiality or a Material Adverse Effect, or if any such representation or warranty of the Company or the Principal Stockholders shall be untrue, or (ii) a material breach by the Company or the Principal Stockholders of any of their respective covenants or agreements set forth in this Agreement, and, in the case of either (i) or (ii) above, as the case may be, the Company or the Principal Stockholders, as applicable, have not cured such breach or event (to the extent it is curable) within twenty (20) Business Days after notice by Parent or Merger Sub thereof; or

(d) by Parent, (i) if the Board of Directors of the Company withdraws, modifies or changes its recommendation of this Agreement or the Merger in a manner adverse to Parent or shall have resolved to do so or (ii) if a tender offer or exchange offer for 25% or more of the outstanding shares of the Common Stock is announced or commenced and either (A) the Board of Directors of the Company recommends acceptance of such tender offer or exchange offer by its Stockholders or (B) within ten business days of such commencement, the Board of Directors of the Company shall have failed to recommend against acceptance of such tender offer or exchange offer by its Stockholders; or

(e) by the Board of Directors of the Company:

(i) to accept a Superior Proposal, but only if (A) the Company promptly notifies Parent in writing of its intention to do so (which notice shall contain all material terms and conditions of such Superior Proposal) and causes its legal counsel and its financial advisor to afford Parent the opportunity to match the terms of the Superior Proposal and to negotiate with Parent to make other adjustments in the terms and conditions of this Agreement that would permit the Company’s Board of Directors to recommend this Agreement, as revised, (B) the Company has not received from Parent, within three business days of Parent’s receipt of the notice referred to in clause (i)(A) of this Section 8.1(e), an offer that the Company’s Board of Directors determines, in good faith, after consultation with and taking into account the advice of its outside legal counsel and outside financial advisors of nationally recognized reputation, matches or exceeds such Superior Proposal or is otherwise sufficient to permit the Board of Directors to continue to recommend this Agreement, as amended by such offer from Parent, and the Merger, rather than the Superior Proposal (for purposes of such determination, if the consideration offered in a Superior Proposal is other than cash, Parent shall be deemed to have “matched” such Superior Proposal if the aggregate consideration offered by Parent has a value that is not less than the value of the consideration offered in the Superior Proposal, as determined in good faith by the Company’s Board of Directors, after consultation with and taking into account the advice of its outside legal counsel and outside financial advisor of nationally recognized reputation), which right to match any Superior Proposal shall apply equally with respect to any subsequent increase or other revision of the terms of any Superior Proposal, and (C) the Company pays to Parent the Termination Fee concurrent with the termination of this Agreement; or

(ii) if there shall have been (A) a material breach of any representation or warranty of Parent or Merger Sub set forth in this Agreement that is not qualified as to materiality or a Material Adverse Effect, or if any such representation or warranty shall be untrue in any material respect, (B) a breach of any representation or warranty of Parent or Merger set forth in this Agreement that is qualified as to materiality or a Material Adverse Effect, or if any such representation or warranty of Parent or Merger Sub shall be untrue, or (C) a material breach by Parent or Merger Sub of any of their respective covenants or agreements set forth in this Agreement, and, in the case of (ii)(A), (ii)(B) or (ii)(C) above, as the case may be, neither Parent nor Merger Sub, as applicable, has cured such breach or event (to the extent it is curable) within twenty (20) Business Days after notice by the Company or the Principal Stockholders thereof.

8.2. Effect of Termination.

(a) In the event of the termination and abandonment of this Agreement pursuant to Section 8.1, this Agreement shall forthwith become void and have no effect and there shall be no liability on the part of any party hereto or its Affiliates, directors, officers or stockholders other than the provisions of this Section 8.2 and Article X hereof. Nothing contained in this Section 8.2 shall relieve any party from liability for any breach of this Agreement. Notwithstanding anything to the contrary contained in this Agreement, in the event of the termination and abandonment of this Agreement pursuant to Section 8.1, no party to this Agreement shall be relieved or released from any liabilities or damages arising out of its willful breach of any provision of this Agreement and no party to this Agreement shall be deemed to have waived any rights, claims, causes of action or remedies arising from fraud, knowing misrepresentation or active concealment.

(b) In the event that this Agreement is terminated pursuant to (i) Section 8.1(c)(ii) (as a result of the Company’s breach of Section 6.6 of this Agreement) or Sections 8.1(d) or 8.1(e)(i), or (ii) (A) Sections 8.1(b)(ii) (but only if the failure to consummate the Merger by the Outside Date is the result of the failure to fulfill by the Company or any Principal Stockholder any of his, her or its obligations under this Agreement), 8.1(b)(iii) or 8.1(c) (under circumstances not described in clause (i) above) and a Takeover Proposal is outstanding at the time of the event giving rise to such termination and (B) within 12 months of such termination, the Company enters into an agreement for or consummates a Takeover Proposal, then the Company shall pay to Parent an amount equal to $300,000 plus the Parent Transaction Expenses (such total amount, the “Termination Fee”). The Termination Fee shall be paid to Parent by wire transfer of immediately available funds to an account designated by Parent and shall be paid (x) prior (and as a condition precedent) to the termination of this Agreement, in the case of a termination pursuant to Section 8.1(e), (y) within two days of the termination of this Agreement, in the case of a termination pursuant to Section 8.1(d) or (z) immediately prior to the earlier of the Company’s entering into an agreement for, or consummating, a Takeover Proposal, in the case of a termination in accordance with clause (ii) above. Each of the Company and Parent agrees that the Termination Fee shall be the sole and exclusive remedy of the parties upon the termination of this Agreement pursuant to Section 8.1(d) or 8.1(e)(i) or under the circumstances described in clause (ii) above; provided, however, that nothing herein shall relieve any party from liability for the willful breach of any of its representations and warranties or the breach of any of its covenants or agreements set forth in this Agreement or for any actual fraud, knowing misrepresentation or active concealment.

(c) In the event that Parent terminates this Agreement pursuant to Section 8.1(c) under circumstances in which clause (ii) of Section 8.2(b) is not applicable, then the Company shall within two days of such termination pay to Parent all Parent Transaction Expenses.

ARTICLE IX.

INDEMNIFICATION

9.1. Survival of Representations. The representations and warranties of the Company and the Principal Stockholders contained herein shall survive the Effective Time until twenty-one (21) months thereafter; provided, however, that in the case of actual fraud, knowing misrepresentation or active concealment, the representations and warranties of the Company and the Principal Stockholders shall survive until sixty days following the expiration of the applicable statute of limitations (including any extensions thereof). Any claims under this Agreement with respect to a breach of a representation and warranty must be asserted by written notice within the applicable survival period contemplated by this Section 9.1, and if such a notice is given, the survival period for such representation and warranty shall continue until the claim is fully resolved. The right to indemnification or other remedy based on the representations, warranties, covenants and agreements herein will not be affected by any investigation conducted with respect to, or any knowledge acquired by Parent or Merger Sub (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or agreement.

9.2. Indemnification.

(a) Subsequent to the Closing, subject to the limitations described below in Section 9.5, the Principal Stockholders shall, jointly and severally, indemnify Parent and its Affiliates (including, after the Closing, the Company), and its and their respective officers, directors, employees, stockholders, partners and agents (the “Covered Parties”) against, and hold each of the Covered Parties harmless from, any damage, claim, loss, cost, liability or expense asserted against, imposed upon, incurred by or caused to, directly or indirectly, any Covered Party, including without limitation, interest, penalties, reasonable attorneys’ fees and expenses of investigation, response action, removal action or remedial action (collectively “Damages”) incurred by such Covered Party that arise out of or relate to, whether directly or indirectly: (i) any misrepresentation or breach of any warranty on the part of the Company or any Principal Stockholder contained in this Agreement or in any agreement, certificate or other instrument delivered by the Company or any Principal Stockholder pursuant to this Agreement, (ii) any breach or non-performance by the Company or any Principal Stockholder of any of their respective covenants or agreements contained in this Agreement or in any agreement, certificate or other instrument delivered by the Company or such Principal Stockholder pursuant to this Agreement, (iii) any Transaction Fees of the Company and, to the extent agreed or required to be paid by the Company, the Stockholders, if the aggregate of all Transaction Fees is in excess of $150,000, (iv) notwithstanding the disclosure of any such matter on the Disclosure Schedules to this Agreement, any Unaccrued Litigation and Consumer Complaints (it being understood for purposes of this clause (iv) that any payments made by the Company or its Subsidiary on or after April 1, 2005 in respect of any Unaccrued Litigation and Consumer Complaints shall be deemed to be “Damages” suffered by Parent for purposes of the indemnification provided in this Article IX), (v) notwithstanding the disclosure of any such matter on the Disclosure Schedules to this Agreement, the noncompliance of any Benefit Plan with Applicable Laws and any corrective actions necessary to bring such Benefit Plan into full compliance with Applicable Laws (it being understood for purposes of this clause (v) that any payments made by the Company on or after April 1, 2005 in respect of any such Benefit Plans shall be deemed to be “Damages” suffered by Parent for purposes of the indemnification provided in this Article IX) or (vi) the matters disclosed on Schedule 4.12(d) to this Agreement (each matter set forth in clauses (i), (ii), (iii), (iv), (v) and (vi) of this Section 9.2(a), a “Covered Matter”).

(b) The term “Damages” as used in this Section 9.2 is not limited to matters asserted by third parties against the Covered Parties, but includes Damages incurred or sustained by such persons in the absence of third-party claims, and payments by the indemnitee shall not be a condition precedent to recovery.

9.3. Notice of Claims.

(a) Any Covered Party seeking indemnification hereunder shall, within the relevant limitation period provided for in Section 9.1 above, give to the Principal Stockholder Representative a notice (a “Claim Notice”) describing in reasonable detail the facts giving rise to any claims for indemnification hereunder and shall include in such Claim Notice (if then known) the amount or the method of computation of the amount of such claim, and a reference to the provision of this Agreement or any agreement, certificate or instrument executed pursuant hereto or in connection herewith upon which such claim is based; provided, that a Claim Notice in respect of any action at law or suit in equity by or against a third Person as to which indemnification will be sought shall be given promptly after the action or suit is commenced; and provided further, that failure to give such notice shall not relieve such Covered Party’s right to indemnification hereunder except to the extent the Principal Stockholders shall have been materially prejudiced by such failure.

(b) The Principal Stockholder Representative shall have thirty days after the giving of any Claim Notice pursuant hereto to (i) agree to the amount or method of determination set forth in the Claim Notice and instruct, together with Parent, the Escrow Agent to pay such amount to such Covered Party in immediately available funds or (ii) to provide such Covered Party with notice that they disagree with the amount or method of determination set forth in the Claim Notice (the “Dispute Notice”). Within fifteen days after the giving of the Dispute Notice, the Principal Stockholder Representative and such Covered Party shall negotiate in a bona fide attempt to resolve the matter.

9.4. Third Person Claims. If a claim by a third Person is made against a Covered Party, and if such party intends to seek indemnity with respect thereto under this Article IX, such Covered Party shall promptly notify the Principal Stockholder Representative in writing of such claims, setting forth such claims in reasonable detail. The Principal Stockholder Representative shall have fifteen days after receipt of such notice to deliver to the Covered Party a written acknowledgment that such claim is an indemnifiable claim under this Article IX, that it will undertake, conduct and control (in accordance with the terms hereof), through counsel of its own choosing (provided that such counsel must be reasonably acceptable to the Covered Party) and at its own expense, the settlement or defense thereof, and the Covered Party shall cooperate with them in connection therewith; provided that the Covered Party may participate in such settlement or defense through counsel chosen by such Covered Party and paid at its own expense; and provided further that, if in the reasonable opinion of counsel for Parent, there is a reasonable likelihood of a conflict of interest between the Principal Stockholders and the Covered Party, the Principal Stockholders shall be responsible for the fees and expenses of one counsel to all Covered Parties in connection with such defense. So long as the Principal Stockholder Representative is reasonably contesting any such claim in good faith, the Covered Party shall not pay or settle any such claim without the consent of the Principal Stockholder Representative. If the Principal Stockholder Representative does not notify the Covered Party within fifteen days after receipt of the Covered Party’s notice of a claim of indemnity hereunder that it elects to undertake the defense thereof, the Covered Party shall have the right to undertake, at the Principal Stockholders’ cost, risk and expense, the defense, compromise or settlement of the claim but shall not thereby waive any right to indemnity therefor pursuant to this Agreement. The Principal Stockholder Representative shall not, except with the consent of the Covered Party, enter into any settlement that does not include as an unconditional term thereof the giving by the person or persons asserting such claim to all Covered Parties of an unconditional release from all liability with respect to such claim or consent to entry of any judgment. Notwithstanding the foregoing, the Principal Stockholder Representative shall not be entitled to control any claim relating to Taxes of the Parent, Company, or their Subsidiaries for any period ending after the Closing Date and shall not be entitled to settle, either administratively or after the commencement of litigation, any claim for Taxes which would adversely affect the liability of Parent, the Company or their Subsidiaries for Taxes (i) for any period (or portion thereof) after the Closing Date or (ii) for which no indemnity is provided under the terms of this Agreement, without the prior written consent of Parent.

9.5. Limitation on Indemnity; Payments Out of Escrow Account.

(a) Notwithstanding the foregoing, the Principal Stockholders shall not be obligated to indemnify a Covered Party under Sections 9.2(a) or (b) unless and until the aggregate of all Damages suffered by such Covered Parties hereunder exceeds $35,000 (the “Threshold Amount”), whereupon, provided the other requirements of this Article IX have been complied with, the amount of such Damages, and all subsequent Damages, shall become due and payable, but only to the extent such Damages do not exceed the Escrow Amount (except as expressly provided herein). Notwithstanding the foregoing, no Threshold Amount shall apply to a Covered Party’s claim for indemnification hereunder to the extent a breach results from (i) actual fraud, knowing misrepresentation or active concealment, (ii) a breach of any of the representations and warranties set forth in Sections 4.3, 4.4, 4.5, 4.11, 4.12, 4.28, 4.29, 4.35 and 4.36 hereof, (iii) the matters set forth in clauses (iii), (iv), (v) and (vi) of Section 9.2(a) or (iv) payment of any deductible under the D&O Insurance. Any Damages paid in respect of the matters set forth in the preceding sentence shall not count toward the determination of whether the Threshold Amount has been met.

(b) No Principal Stockholder (excluding Kinderhook) shall have any personal liability beyond such Principal Stockholder’s Pro Rata Portion (as defined below) of the Escrow

Amount with respect to or in connection with any such Damages or any claim for indemnification hereunder, other than any Damages for which indemnity is sought as a result of a breach of the representations and warranties set forth in Section 4.35 or actual fraud, knowing misrepresentation or active concealment by the Company or any Principal Stockholder (or, in the case of (i) Hayjour Family Limited Partnership, Jeffrey Rassas, (ii) Farsi Family Trust, Homayoon Farsi, and (iii) Ahmad Family Trust, Naser Ahmad), as to which the Covered Parties may seek remedy therefor from such Principal Stockholder (and, in the case of (i) Hayjour Family Limited Partnership, Jeffrey Rassas, (ii) Farsi Family Trust, Homayoon Farsi, and (iii) Ahmad Family Trust, Naser Ahmad) up to the amount of such Damages. Jeffrey Rassas hereby acknowledges and agrees that he is jointly and severally liable with Hayjour Family Limited Partnership for any indemnification obligations pursuant to this Article IX. Homayoon Farsi hereby acknowledges and agrees that he is jointly and severally liable with Farsi Family Trust for any indemnification obligations pursuant to this Article IX. Naser Ahmad hereby acknowledges and agrees that he is jointly and severally liable with Ahmad Family Trust for any indemnification obligations pursuant to this Article IX. Notwithstanding the preceding provisions of this Section 9.5(b), Kinderhook shall not have any personal liability beyond Kinderhook’s Pro Rata Portion (as defined below) of the Escrow Amount with respect to or in connection with any such Damages or any claim for indemnification hereunder, other than any Damages for which indemnity is sought as a result of actual fraud, knowing misrepresentation or active concealment by Kinderhook in making its representations and warranties set forth in Sections 4.28, 4.29, or 4.30, in which event Kinderhook's personal liability shall not exceed the portion of the Merger Consideration (including the amount paid into the Escrow Account on Kinderhook's behalf) to which it is entitled to be paid pursuant to this Agreement.

(c) Until the earlier to occur of (i) the disbursement in full of the Escrow Amount and (ii) the termination of the Escrow Agreement pursuant to its terms, all claims for Damages by a Covered Party shall to the fullest extent permitted by law be made first against the Escrow Amount in accordance with the terms and conditions set forth in Section 9.3 hereof and the Escrow Agreement, and thereafter, in the case of claims for Damages by a Covered Party based on actual fraud, knowing misrepresentation or active concealment, against the Principal Stockholders, subject to the limitations set forth herein.

(d) For purposes hereof, a Principal Stockholder’s “Pro Rata Portion” shall mean (i) with respect to Kinderhook, 17.8571428%, (ii) with respect to each of Hayjour Family Limited Partnership, Farsi Family Trust and Ahmad Family Trust, 27.3809524%.

9.6. Remedies. The remedies in this Article IX shall be the exclusive remedies of the Covered Parties with respect to any breach of the respective representations, warranties, covenants and agreements pursuant to this Agreement or otherwise arising out of this Agreement, regardless of the theory or cause of action pled, except for the remedies of specific performance, injunction and other equitable relief; provided, however, that no party hereto shall be deemed to have waived any rights, claims, causes of action or remedies if and to the extent actual fraud, knowing misrepresentation or active concealment is proven on the part of a party by another party hereto or such rights, claims, causes of action or remedies may not be waived under Applicable Law.

ARTICLE X.

MISCELLANEOUS

10.1. Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and permitted assigns, in accordance with the terms hereof. Neither this Agreement nor any of the rights or obligations hereunder may be assigned by the Company or the Stockholders without the prior written consent of Parent, or by Parent or Merger Sub without the prior written consent of the Company, except that Parent and Merger Sub may, without such consent, assign its rights hereunder (either before or after the Closing Date), to an Affiliate of Parent; provided, however, that no such assignment shall release Parent of any of its obligations under this Agreement. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, and no other Person shall have any right, benefit or obligation hereunder.

10.2. Notices. Unless otherwise provided herein, any notice, request, instruction or other document to be given hereunder by any party to the other shall be in writing and delivered in person or by courier, telegraphed, telexed or by facsimile transmission or mailed by registered or certified mail, postage prepaid, return receipt requested (such mailed notice to be effective on the date of such receipt is acknowledged), as follows:

If to Parent or Merger Sub:

ServiceMagic, Inc.
14023 Denver West Pkwy, Suite 200
Golden, CO 80401
Attn: General Counsel
Fax: (303) 963-8334

With copies to:

IAC/InterActiveCorp
152 West 57th Street
42nd Floor
New York, New York 10019
Attn: General Counsel
Fax: (212) 314-7497
and:

Gibson, Dunn & Crutcher LLP
333 South Grand Avenue
Los Angeles, California 90071
Attention: Karen E. Bertero
Fax: (213) 229-7520

If to the Company or the Stockholders:

ImproveNet, Inc.
10799 North 90th Street, Suite 200
Scottsdale, Arizona 85260
Attn: Chief Executive Officer
Fax: (866) 251-4507

With a copy to:

Snell & Wilmer L.L.P.
One Arizona Center
400 E. Van Buren
Phoenix, Arizona 85004-2202
Attn: Steven D. Pidgeon
Fax: (602) 382-6252

Any party may, from time to time, designate any other address to which any such notice to such party shall be sent. Any such notice shall be deemed to have been delivered upon receipt.

10.3. Choice of Law. This Agreement shall be construed, interpreted and the rights of the parties determined in accordance with the laws of the State of Delaware, as applied to agreements among Delaware residents entered into and wholly to be performed within the State of Delaware (without reference to any choice of law rules that would require the application of the laws of any other jurisdiction).

10.4. Entire Agreement; Amendments and Waivers. This Agreement, together with the Ancillary Agreements, the other documents and instruments referred to herein and all exhibits and schedules hereto, constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties. This Agreement may be supplemented, modified or amended by action by each party hereto, which in the case of the Company and Merger Sub shall be action taken by or on behalf of the respective boards of directors of such parties; provided, however, that any amendment made subsequent to the adoption and approval of this Agreement by the stockholders of the Company or Merger Sub as required by the DGCL which, under Applicable Law, requires further approval of such stockholders, shall not be made without further approval of such stockholders. No supplement, modification or other amendment or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

10.5. Counterparts. This Agreement may be executed by facsimile and in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

10.6. Severability. If any provision of this Agreement is deemed or held to be illegal, invalid or unenforceable, this Agreement shall be considered divisible and inoperative as to such provision to the extent it is deemed to be illegal, invalid or unenforceable, and in all other respects this Agreement shall remain in full force and effect; provided, however, that if any provision of this Agreement is deemed or held to be illegal, invalid or unenforceable, the parties agree to replace such provision with a provision that is legal, valid and enforceable and that will achieve, to the greatest extent possible, the economic, business and other purposes of such invalid or unenforceable provision. Further, should any provision contained in this Agreement ever be reformed or rewritten by any judicial body of competent jurisdiction, such provision as so reformed or rewritten shall be binding upon all parties hereto.

10.7. Headings. The headings of the Articles and Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

10.8. Schedules. The Schedules and the Exhibits referenced in this Agreement are a material part hereof and shall be treated as if fully incorporated into the body of the Agreement.

10.9. No Third Party Beneficiaries. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement (and their successors and assigns) any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement.

10.10. Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity without the necessity of demonstrating the inadequacy of monetary damages.

10.11. No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

10.12. Expenses. Except as otherwise specifically provided in this Agreement, (a) Parent will pay its own fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby and (b) the aggregate Transaction Fees of the Company and the Principal Stockholders shall be paid by the Company prior to the date hereof, or by the Principal Stockholders after the date hereof.

10.13. Submission to Jurisdiction; Waivers; Consent to Service of Process. Each party hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by another party hereto or its successors or assigns shall be brought in the Court of Chancery in the State of Delaware to the fullest extent permitted by Applicable Law and, to the extent not so permitted, in any court sitting in the State of Delaware, and each of the parties hereto hereby (x) irrevocably submits with regard to any such action or proceeding for itself and in respect to its property, generally and unconditionally, to the exclusive personal jurisdiction of the aforesaid courts in the event any dispute arises out of this Agreement or any transaction contemplated hereby, (y) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (z) agrees that it will not bring any action relating to this Agreement or any transaction contemplated hereby in any court other than the aforesaid courts. Any service of process to be made in such action or proceeding may be made by delivery of process in accordance with the notice provisions contained in Section 10.2. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) the defense of sovereign immunity, (b) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to serve process in accordance with this Section 10.13, (c) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (d) to the fullest extent permitted by Applicable Law that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper and (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. To the extent that a party to this Agreement is not otherwise subject to service of process in the State of Delaware, such party hereby appoints National Registered Agents, Inc., 9 East Loockerman Street, Suite 1B, Dover, DE 19901, as such party’s agent in the State of Delaware for acceptance of legal process, and agrees that service made on such agent shall have the same legal effect as if served upon such party personally within the State of Delaware.

10.14. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement or caused this Agreement to be duly executed on their respective behalf, by their respective officers thereunto duly authorized, all as of the day and year first above written.

SERVICEMAGIC, INC.

By:	/s/ Michael J. Beaudo
Name: Michael J. Beaudoin
Title: Co-CEO

IMPROVENET, INC.

By:	/s/ Jeffrey Rassas
Name: Jeffrey Rassas
Title: CEO

SUNBELT ACQUISITION CORP.

By:	/s/ Rodney Rice
Name: Rodney Rice
Title: Co-President

PRINCIPAL STOCKHOLDERS:

FARSI FAMILY TRUST

By:	/s/ H.J. Farsi
Name: H.J. Farsi
Title: Trustee

AHMAD FAMILY TRUST

By:	/s/ Naser Ahmad
Name: Naser Ahmad
Title: Trustee

HAYJOUR FAMILY LIMITED PARTNERSHIP

By:	/s/ Jeffrey Rassas
Name: Jeffrey Rassas
Title: General Partner

KINDERHOOK PARTNERS, LP

By:	/s/ Tushar Shah
Name: Tushar S
Title: Partner

ACKNOWLEDGED AND AGREED TO
(with respect to Article IX):

/s/ Jeffrey I. Rassas
Jeffrey I. Rassas

/s/ Homayoon Farsi
Homayoon Farsi

/s/ Naser Ahmad
Naser Ahmad

Exhibit A
Form of Escrow Agreement

Exhibit B
Form of Non-Competition Agreement

Exhibit C
Certificate of Incorporation of Surviving Corporation

Exhibit D
Bylaws of Surviving Corporation

Exhibit E
Form of Letter of Transmittal

Exhibit F
Form of Opinion of Counsel to the Company

Exhibit G
Form of Opinion of Counsel to the Principal Stockholders

Exhibit H
Form of Consulting Agreement

99999.0000\LEACHT\PHX\1690677

Exhibit I
Form of Opinion of the General Counsel of the Company

Exhibit J
Litigation Accruals

Schedule 1.1(a)
Excluded EtechLogix Assets

Schedule 1.1(b)
Transferred Company Assets

Schedule 3.1(g)
Amendments to Material Contracts

Schedule 4.2
Subsidiaries

Schedule 4.4(b)
Agreements re: Capitalization

Schedule 4.4(d)
Company Options

Schedule 4.4(e)
Capitalization of Subsidiaries

Schedule 4.5(a)
Assets and Property

Schedule 4.5(c)
Real Property

Schedule 4.6
Absence of Certain Activities

Schedule 4.7
Certain Actions

Schedule 4.7(e)
Changes in GAAP

Schedule 4.8
Contracts

Schedule 4.12(d)
Tax Claims; Extensions

Schedule 4.12(e)
Tax Years

Schedule 4.12(f)
Unpaid Assessments

Schedule 4.12(j)
Tax Group

Schedule 4.12(m)
Foreign Tax Jurisdictions

Schedule 4.14(a)
Benefit Plans

Schedule 4.14(f)
Employment Agreements; Consultant Agreements;
Severance Agreements; and Other Arrangements

Schedule 4.16
Permits

Schedule 4.17
Consents and Approvals

Schedule 4.18
Litigation

Schedule 4.19(d)
Labor Matters

Schedule 4.20(b)
Marks

Schedule 4.20(c)
Patents

Schedule 4.20(d)
Copyrights

Schedule 4.20(e)
Actions to Protect Intellectual Property

Schedule 4.20(f)
Ownership of Intellectual Property

Schedule 4.20(h)
Status and Maintenance of Company Registered Intellectual Property

Schedule 4.20(i)
License Agreements

Schedule 4.20(i)(1)
Future License Payments

Schedule 4.20(i)(2)
Licensor Rights under Inbound License Agreements

Schedule 4.20(i)(3)
Outbound License Agreements

Schedule 4.20(l)
Software

Schedule 4.21(a)
Transactions with Certain Company Persons

Schedule 4.21(b)
Transactions with Principal Stockholders

Schedule 4.22
Insurance

Schedule 4.23
Accounts Receivable

Schedule 4.25
Brokers

Schedule 4.27
Bank Accounts

Schedule 4.36
Certain Payments

Schedule 6.12
D&O Policy

Schedule 7.3(c)
Required Consents